As filed with the Securities and Exchange Commission on November 15, 1999

                                                      Registration No. 333-87797
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 Amendment No. 2
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                               Intelli-Check, Inc.
                 (Name of small business issuer in its charter)


       Delaware                   11-3234779                      7372
  (State or other             (I.R.S. Employer      (Primary Standard Industrial
  jurisdiction of             Identification No.)     Classification Code No.)
  incorporation or
   organization)

                                 775 Park Avenue
                            Huntington, NY 11743-3976
                                (516) 421 - 2011
         (Address and telephone number of principal executive of offices and principal place of business)

                                   ----------

                                Frank Mandelbaum
                                 775 Park Avenue
                            Huntington, NY 11743-3976
                                (516) 421 - 2011
        (Name, address and telephone number of agent for service process)

                                   ----------

                                   Copies to:
         Arnold N. Bressler, Esq                       James Martin Kaplan, Esq.
Milberg Weiss Bershad Hynes & Lerach LLP                Tenzer Greenblatt LLP
         One Pennsylvania Plaza                          405 Lexington Avenue
         New York, NY 10119-0165                          New York, NY 10174
           Tel: (212) 594-5300                           Tel: (212) 885-5000
           Fax: (212) 868-1229                            Fax: (212) 885-5001

                                   ----------

                Approximate date of proposed sale to the public:

   As soon as practicable after the Registration Statement becomes effective.

                                   ----------

      If any of these securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration number of the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                          continued on next page

================================================================================
continued from previous page


                                        Calculation Of Registration Fee


===================================================================================================================
                                                                   Proposed         Proposed
                                                                    Maximum         Maximum          Amount of
Title of Each Class of Securities              Amount to be     Offering Price Aggregate Offering   Registration
  to be Registered                              Registered      per Security(1)     Price (1)          Fee(1)
-------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001 par value                  1,175,000(2)          $7.50         $8,812,500         $2,449.88
-------------------------------------------------------------------------------------------------------------------
 Underwriter's warrants (3)                       100,000             $.001            $100               (4)
===================================================================================================================
 Common Stock underlying
   Underwriter's Warrants                         100,000             $8.25          $825,000           $229.35
===================================================================================================================
 Total Registration Fee                                                                               $ 2,679.23
 Amount Previously Paid                                                                               $ 2,500.61
===================================================================================================================
 Amount Due                                                                                           $178.62(5)
===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.


(2) Includes 150,000 shares which the underwriter has the option to purchase to cover over-allotments, if any. Also includes 25,000 shares being sold by selling stockholders.


(3) Represents warrants to be issued to the Underwriter. Pursuant to Rule 416, there is also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions set forth in the Underwriter's Warrants.


(4) None pursuant to Section 457(g).


(5) Represents the amount due as a result of the increase in the offering price.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offeor sale is not permitted.


                 SUBJECT TO COMPLETION DATED NOVEMBER 15, 1999


                          [LOGO]INTELLI-CHECK(R), INC.



                        1,000,000 Shares of Common Stock
                                 $7.50 per share


      Intelli-Check, Inc. is offering 1,000,000 shares of our common stock. We are also registering 25,000 shares of common stock for the benefit of existing stockholders. Of these 25,000 shares, 15,000 will be issued upon the exercise of warrants. The shares to be sold by existing stockholders are not being underwritten and we will not receive any proceeds from the shares sold by the selling stockholders.

      This is our initial public offering and there currently is no public market for our common stock. Application has been made for quotation of our common stock on the American Stock Exchange under the symbol "IDN".


      The net proceeds from this offering are estimated to be $6,163,500. We plan to use the net proceeds to purchase terminals, to repay indebtedness, for product development, sales and marketing and for working capital and general corporate purposes.


                                   ----------

                  Investing in our common stock involves risks.


                     See "Risk Factors" beginning on page 5.


                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------


                                                     Offering Information
                                                ------------------------------
                                                 Per Share             Total
                                                 ---------          ----------
       Public offering price:                      $7.50            $7,500,000
       Underwriting discounts
          and commissions:                         $ .675           $  675,000
       Estimated offering expenses                 $ .6615          $  661,500
       Net proceeds to Intelli-Check               $6.1635          $6,163,500


                                   ----------

      We have granted the underwriters a 30-day option to purchase up to an additional 150,000 shares of common stock to cover over-allotments. The underwriters are offering the shares on a firm commitment basis. The underwriters expect to deliver the shares of common stock to purchasers on ______________, 1999.


             GunnAllen                                    Starr Securities, Inc.
             Financial                                           [lOGO]




                         This prospectus is dated ___, 1999

                 [PICTURES OF ID-CHECK PRODUCTS TO BE INCLUDED]

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


Our Business

      Intelli-Check manufactures and markets an advanced document verification system to enable a retailer to:


      o determine the customer's age and the validity of the ID to detect and prevent the use of fraudulent identification for the purchase of alcohol, tobacco and other age-restricted products;

      o reduce the risk to the retailer of substantial monetary fines, criminal penalties and license revocation for the sale of age-restricted products to minors; and

      o  reduce check cashing, credit card and other types of fraud.



Our Location


      Our  principal   executive   offices  are  located  at  775  Park  Avenue,
Huntington, New York 11743. Our telephone number is (516) 421-2011. We were originally incorporated in New York in October 1994. In September 1999, we changed our state of incorporation to Delaware.

                                  THE OFFERING
Common stock offered
  by Intelli-Check .......    1,000,000 shares

Common stock to be
  outstanding after
  this offering ..........    6,271,152 shares. Our outstanding shares do not
                              include:

                              o 100,000 shares reserved for issuance upon exercise of the underwriters' warrants;

                              o 760,000 shares reserved for issuance upon exercise of options granted under our stock option plans, of which 392,500 are currently exercisable;

                              o 640,000 shares reserved for issuance upon exercise of options available for future grants under our stock option plans;

                              o 2,373,100 shares reserved for issuance upon exercise of non-plan options and warrants, all of which are currently exercisable; and

                              o 150,000 shares reserved for issuance in this offering to cover over-allotments, if any, by the underwriters.

Use of proceeds ..........    We intend to use the net proceeds of this offering
                              for:

                              o  purchase of hardware;

                              o  repayment of indebtedness;

                              o  product development;

                              o  sales and marketing; and

                              o  working capital and general corporate purposes.

 Risk factors
                                 Investing in our common stock involves a high degree of risk and immediate and substantial dilution.

Proposed AMEX symbol .....    IDN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         SUMMARY FINANCIAL INFORMATION

      The following summary financial information as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and December 31, 1997 are derived from our audited financial statements. The summary financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are derived from our unaudited financial statements.


Statement of Operations Information:
                                                    Year Ended December 31      Nine Months Ended September 30
                                                ------------------------------  ------------------------------
                                                   1997              1998             1998          1999
                                                   ----              ----             ----          ----
                                                                                           (unaudited)
Sales                                            $    16,736       $    86,354     $   86,354    $       327
Cost of goods sold                                     4,343            22,074         22,074             55
Gross profit                                          12,393            64,280         64,280            272
Operating expenses                                 1,579,632         1,506,615        826,799      1,214,146
Net loss                                         $(1,604,296)      $(1,503,814)    $ (785,767)   $(1,249,458)
                                                 ===========       ===========     ==========    ===========

Net loss per common share basic and diluted      $     (0.46)      $     (0.36)    $    (0.19)   $     (0.26)
                                                 ===========       ===========     ==========    ===========

Common shares used in computing per
  share amounts:
Basic and diluted                                  3,505,638         4,208,003      4,162,553      4,841,483
                                                 ===========       ===========     ==========    ===========


Balance Sheet Information:

                                                                        September 30, 1999
                                                December 31,       ---------------------------
                                                   1998             Actual         As Adjusted
                                               ------------        --------        -----------
                                                                           (unaudited)
Cash                                               $ 159,600       $  762,239       $5,725,739
Working capital (deficit)                           (924,666)        (325,885)       4,637,615
Total assets                                         451,303        1,667,356        6,630,856
Total long-term debt                                   6,993           10,299           10,299
Total debt                                           113,153        1,227,942           27,942
Stockholders' (deficit) equity                      (657,570)         117,887        6,281,387

      The as adjusted information presented above gives effect to the sale of 1,000,000 shares offered by this prospectus and the repayment of $1,200,000 in secured promissory notes.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      The shares offered by this prospectus are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.


      Because we have experienced losses and expect our expenses to increase, we may not be able to achieve profitability.


      We have incurred operating losses since our inception. We had an accumulated deficit of approximately $2.75 million at September 30, 1999. We cannot assure you that our revenues will become significant or that we will ever achieve profitable operations.


      If we are unable to obtain additional financing when needed, we will be required to curtail our marketing and production plans and possibly cease operations.

      Our capital requirements have been and will continue to be significant. The net proceeds of the sale of the shares in this offering, together with our available cash, are expected to continue to fund our projected operations at least for the next twelve months. If we were to fail to attain positive cash flow thereafter, we will be required to seek additional equity or debt financing to fund the costs of our operations. We cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all.

      Our products may not catch on.


      We cannot assure you that any of our products will gain market acceptance or that our products will function to the satisfaction of our customers.


      We may have to reduce our prices to sell our product.

      We do not know whether we will be able to produce our product at a cost that will be acceptable to potential purchasers. As a result, we may be required to reduce our prices, which would have an adverse effect on our profit margins.

      A third party is seeking to invalidate our patent.


      The IdentiScan Company, LLC offers a product that electronically reads and calculates age from a driver license. In August 1999, IdentiScan filed a complaint against us which seeks to have the IdentiScan product declared non-infringing on our patent and seeks to have our patent declared invalid. The complaint does not seek monetary damages. We believe that our patent, to which we hold clear title, is valid and fully enforceable. We intend to vigorously defend it. We also believe IdentiScan's claim of non-infringement is without merit. In October 1999, we made a motion to dismiss IdentiScan's claim. This motion is currently pending. However, if our patent were to be declared invalid or if our patent were to be otherwise limited, we believe it would have an adverse effect on our business and future success because other companies, including IdentiScan, might be able to use some or all of the technology covered by our patent to develop and market products which will directly compete with our products. Furthermore, if we were required to devote a significant portion of the proceeds of this offering to defend our patent, we would have less money available for other purposes.

      We currently rely on one hardware supplier to provide us with the terminals to run our ID-Check software. Delays and inconsistencies in the quality of the terminals could result in lost sales.

      If the supplier of our hardware terminals does not meet our delivery requirements, we may have to seek an alternate supplier. While we believe they would be available, we have not yet identified any alternate suppliers. Because of the technological nature of our product, we may not be able to quickly replace our current hardware supplier if that were necessary. Any delay in securing a new source on satisfactory terms or within the time frame to meet our sales goals could have a material adverse effect on our business. Additionally, delays in production or inconsistencies in quality could result in our failure to fulfill sales orders and the cancellation of potential orders, which could damage our reputation.

      If governmental agencies were to stop cooperating with us, whether because of privacy concerns or for any other reason, our ability to market our products may be severely limited.

      Currently, a number of states and Canadian provinces which conform to the guidelines established by standardization bodies cooperate with us by providing sample driver licenses and identification cards so that we may program the ID-Check terminal to read and analyze the encoded information found on the driver licenses and identification cards. We cannot assure you that these jurisdictions will continue to cooperate with us.

      Future government regulations restricting access to information electronically stored on driver licenses could adversely affect our business.

      Our products can be used to capture information from driver licenses. Currently, our customers are not legally restricted from using this information for their own use. Because issues of personal privacy are currently a major topic of public policy debate, it is possible that in the future merchants may be restricted from capturing this information. In that event, we could anticipate an adverse effect on our business.


      Our success depends on our two most senior officers.

      Our success will depend on our two most senior officers, Frank Mandelbaum, our Chairman of the Board and Chief Executive Officer and Kevin Messina, our President and Chief Technical Officer. The loss of the services of either of them could materially and adversely affect us.


                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Intelli-Check and our industry. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks and uncertainties discussed in Risk Factors and elsewhere in this prospectus. We do not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. The safe harbors for forward-looking statements provided by the federal securities laws do not apply to initial public offerings.

                                 USE OF PROCEEDS


      The net proceeds to Intelli-Check from the sale of the 1,000,000 shares of common stock offered by this prospectus are estimated to be $6,163,500, or
$7,153,500 if the underwriters' over-allotment option is exercised in full after deducting the underwriting discount and estimated offering expenses. We will not receive any portion of the proceeds from the sale of common stock by selling stockholders.


      We expect to use the net proceeds during the twelve months following the consummation of this offering approximately as follows:


                                                     Approximate    Approximate
                                                       Dollar      Percentage of
Application of Net Proceeds                            Amount      Net Proceeds
---------------------------                          -----------   -------------
Purchase of terminals .............................  $2,875,000        46.6%
Repayment of indebtedness .........................   1,225,000        19.9%
Product development ...............................     400,000         6.5%
Sales and marketing ...............................     300,000         4.9%
Working capital and general corporate purposes ....   1,363,500        22.1%
                                                     ----------       -----
  Total ...........................................  $6,163,500       100.0%
                                                     ==========       =====


      Purchase of terminals. We intend to use a portion of the proceeds for the purchase of ID-Check terminals, which we expect to be delivered by the end of the second quarter of 2000.

      Repayment of indebtedness. We intend to repay $1,200,000 principal amount of 27 secured promissory notes bearing interest at the annual rate of 10%, plus approximately $25,000 of accrued interest, which will be due on the promissory notes. The promissory notes, the terms of which are identical except for the principal amounts, mature on the earlier of July 31, 2000 or the closing of this initial public offering. The proceeds from the sale of these promissory notes were used for the purchase of ID-Check terminals and for working capital and general corporate purposes.

      Product development. We intend to continue to enhance the performance and increase the capability of our ID-Check terminal. We also intend to develop additional applications for our technology. Costs of product development include the hiring of additional employees, construction of prototypes and testing.

      Sales and marketing. We expect to hire sales and marketing personnel to establish a marketing program. We also will be preparing additional marketing materials and further developing our website.

      Working capital and general corporate purposes. We may use a portion of the proceeds allocated to working capital and general corporate purposes to pay trade payables incurred from time to time and the salaries of our employees, if cash flow from operations is insufficient for these purposes.


      If the underwriters exercise their over-allotment option in full, we will realize additional net proceeds of $990,000, all of which will be allocated to working capital and general corporate purposes.


      The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including the development of our business in the way we anticipate. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, new programs or activities may be undertaken which will require considerable additional expenditures or unforeseen expenses may occur.

      Based upon our current plans and assumptions relating to our business plan, we believe the net proceeds of this offering, combined with other anticipated available cash resources, will be sufficient to meet our cash requirements for at least twelve months following the closing of this offering. If our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations. We cannot assure you that the proceeds of this offering will be sufficient to fund our proposed growth or that additional financing will be available if needed.

      Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

                                    DILUTION

      The difference between the initial public offering price per share and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.


      At September 30, 1999, we had a net tangible book value of $42,699, or $0.01 per share. After giving effect to the sale of 1,000,000 shares of common stock offered by Intelli-Check by this prospectus, after deducting estimated underwriting discounts and expenses of this offering, and the application of the estimated net proceeds, our adjusted net tangible book value as of September 30, 1999 would have been $6,206,199, or $.99 per share. This represents an immediate increase in net tangible book value of $0.98 per share to existing stockholders and an immediate dilution of $6.51 (86.8%) per share to new investors.


The following table illustrates the dilution to new investors on a per share basis:


Initial public offering price per share ................................             $7.50
Net tangible book value before offering ................................   0.01
Increase attributable to new investors and pro forma adjustments .......   0.98
                                                                           ----
Adjusted net tangible book value after the offering ....................               .99
                                                                                     -----
Dilution per share to new investors ....................................             $6.51
                                                                                     =====


      The following table sets forth as of the date of this prospectus, with respect to our existing stockholders and new investors, a comparison of the number of shares of common stock we issued, the percentage ownership of those shares, the total consideration paid, the percentage of total consideration paid and the average price per share.


                                                        Shares Acquired        Total Consideration      Average
                                                    ---------------------    ----------------------   Price per
                                                      Number      Percent       Amount      Percent      Share
                                                    ----------   --------     -----------  --------    --------
Existing stockholders                                5,271,152       84%     $ 2,871,159     27.7%       $ .54
New investors                                        1,000,000       16%     $ 7,500,000     72.3%       $7.50
                                                     ---------      ---      -----------     ----        -----
Total                                                6,271,152      100%     $10,371,159    100.0%
                                                     =========      ===      ===========    =====

The above table assumes no exercise of the underwriters' over-allotment option. If the underwriters exercise the over-allotment option in full, we estimate that the new investors will have paid $8,625,000 for the 1,150,000 shares of common stock being offered, representing approximately 75.0% of the total consideration for 17.9% of the total number of shares of common stock outstanding. In addition, the above table does not give effect to the shares issuable upon exercise of outstanding options and warrants.


                                    DIVIDENDS

      We have never declared or paid any dividends to the holders of our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the expansion of our business and for general corporate purposes. The future declaration and payment of dividends, if any, will be within the sole discretion of our board of directors and will depend upon our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. In addition, the payment of cash dividends on our common stock in the future could be limited by the terms of financing agreements that we may enter into or by the terms of any preferred stock that may be authorized and issued.

                                 CAPITALIZATION

      The following table presents our capitalization as of September 30, 1999 on an actual basis, adjusted to give effect to pro forma information and adjusted to give effect to our sale of 1,000,000 shares of common stock offered by us under this prospectus and the anticipated application of the estimated net proceeds. The share numbers presented in the following table do not include:

      o 150,000 shares of common stock reserved for issuance in this offering to cover the over-allotment option;

      o 1,402,000 shares of common stock reserved for issuance upon exercise of outstanding stock option plan and non-plan options;

      o 1,681,100 shares of common stock reserved for issuance upon exercise of outstanding warrants; and


      o 690,000 shares of common stock reserved for issuance upon exercise of options available for future grant under our stock option plans.


                                                                                        September 30, 1999
                                                                                   -----------------------------
                                                                                    Actual          As Adjusted
                                                                                   ----------       ------------
Short-term debt ................................................................   $1,200,000       $        --
                                                                                   ==========       ===========
Current portion of long-term debt ..............................................   $   17,643       $    17,463
                                                                                   ==========       ===========
Long-term debt .................................................................   $   10,299       $    10,299
                                                                                   ==========       ===========
Stockholders' Equity:
  Preferred Stock Series A, par value $.01 per share, 1,000,000
    authorized, no shares issued and outstanding pro forma or as adjusted          $       --       $        --
  Common Stock, par value $.001 per share, 20,000,000 authorized;
    5,271,152 shares issued and outstanding actual and 6,271,152 shares
    issued and outstanding as adjusted .........................................        5,271             6,271
Additional paid-in capital .....................................................    2,865,888         9,029,388
Accumulated deficit ............................................................   (2,753,272)       (2,753,272)
                                                                                   ----------       -----------
Total Stockholders' Equity .....................................................      117,887         6,282,387
                                                                                   ----------       -----------

Total Capitalization ...........................................................   $  128,186       $ 6,292,686
                                                                                   ==========       ===========

         The as adjusted short-term debt reflects the expected repayment of $1,200,000 of secured promissory notes with the proceeds of this offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

      Intelli-Check was formed in 1994 to address a growing need for reliable age and document verification systems to detect fraudulent driver licenses and other widely accepted forms of government-issued identification documents. We have emerged from a development stage company to an operating company and we recently began commercial production of our product. Our sales to date have been nominal since we have previously produced only a limited pre-production run of our product for testing and market acceptance. Since inception, we have incurred significant losses and negative cash flow, and as of September 30, 1999 we had an accumulated deficit of approximately $2.75 million. We have not achieved profitability and expect to continue to incur operating losses. We will continue to fund operating and capital expenditures from available capital until such time, if any, as we achieve profitability. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Results of Operations

Comparison of the nine months ended September 30, 1999 to the nine months ended September 30, 1998.

      Sales decreased 99.6% from $86,354 for the nine months ended September 30, 1998 to $327 recorded for the nine months ended September 30, 1999. Sales for the period ended September 30, 1998 consisted of sales of our initial pre-production run of ID-Check terminals while the September 30, 1999 period only included sales of supplies. In the third quarter of 1998, we withdrew from the marketplace so that we could devote our resources to expand the capability of our product by converting our software to operate on programmable terminals.

      Operating expenses, which consist of selling, general and administrative and research and development expenses, increased 46.8% from $826,799 in the period ended September 30,1998 to $1,214,146 in the September 30, 1999 period. Selling expenses, which consist primarily of salaries and related costs for marketing, increased 45.3% from $118,315 in the period ended September 30, 1998 to $171,908 in the September 30, 1999 period primarily due to the hiring of a director of national sales. General and administrative expenses, which consist primarily of salaries and related costs for general corporate functions, including executive, finance, accounting, facilities and fees for professional services, increased 56% from $585,887 in the September 30, 1998 period to $914,239 in the period ended September 30, 1999, primarily as a result of an increase in salaries because of additional hiring and the fact that our senior executives did not defer salary after June 1, 1999, an increase in depreciation and increased professional fees. Research and development expenses, which consist primarily of salaries and related costs for the development of our products, remained relatively stable increasing 4.4% from $122,597 in the September 30, 1998 period to $127,999 in the September 30, 1999 period. We believe that we require additional significant investments in development and operating infrastructure, including the hiring of additional sales and marketing personnel. Therefore, we expect that expenses will continue to increase for the foreseeable future as we increase expenditures for advertising, brand promotion, public relations and other marketing activities. We expect that we will incur additional general and administrative expenses as we continue to hire personnel and incur incremental costs related to the growth of the business. Research and development expenses will also increase as we complete and introduce additional products based upon our patented ID-Check technology.

      Interest expense increased from $23,248 in the period ended September 30, 1998 to $35,584 for the period ended September 30, 1999 as a result of interest expense on increased deferred compensation and accrued interest on our promissory notes issued in August and September 1999.

      We have incurred net losses to date, therefore we have paid nominal income taxes.

      As a result of the factors noted above, our net loss increased from $785,767 in the period ended September 30, 1998 to $1,249,458 in the September 30, 1999 period.

Comparison of the year ended December 31, 1998 to the year ended December 31, 1997.

      Sales increased 416% from $16,736 for the year ended December 31, 1997 to $86,354 recorded for the year ended December 31, 1998. Revenues for the year ended December 31, 1997 were lower because we did not receive the first pre-production ID-Check terminals until October 1997. Thus, sales did not commence until the last fiscal quarter for the reasons discussed above.

      Operating expenses decreased 4.6% from $1,579,632 in the year ended December 31, 1997 to $1,506,615 in the year ended December 31, 1998. This decrease was attributable to a decline in research and development expenses partially offset by higher general and administrative costs and selling expenses. General and administrative expenses increased 6.9% from $992,375 in the year ended December 31, 1997 to $1,060,537 in the year ended December 31,1998, primarily as a result of increased professional fees. Selling expenses increased 12.1% from $124,453 in the year ended December 31, 1997 to $139,470 in the year ended December 31, 1998 as a result of marketing expenses for the introduction of ID-Check. Research and development expenses decreased 33.7% from $462,804 in the year ended December 31, 1997 to $306,608 in the year ended December 31, 1998 primarily due to the completion in 1997 of our software and hardware development for the pre-production units.

      Interest expense increased from $37,057 in the year ended December 31, 1997 to $61,479 for the year ended December 31, 1998 as a result of interest expense on increased deferred compensation and borrowings during the year.

      As of December 31, 1998, we had a net operating loss carryforward of $950,568 for financial reporting purposes. At December 31, 1997, we had no operating loss carry forward due to our status as a subchapter S corporation under the Internal Revenue Code for the prior periods. Under subchapter S, all losses were allocated to our stockholders. We have recorded a valuation reserve equal to the amount of the carryforward due to the uncertain realization of these tax benefits.

      Our net loss decreased from a net loss of $1,604,296 in the year ended December 31, 1997 to $1,503,814 in the year ended December 31, 1998, primarily as a result of the increase in sales and the decrease in research and development expenses.


Liquidity and Capital Resources

      Our capital requirements have exceeded our cash flow from operations as we have been developing our business. At December 31, 1998 we had a working capital deficit of $924,666. Since inception, we have financed our operations primarily through private equity and debt financing, issuance of stock for payables and borrowings from officers. During the year ended December 31, 1997, we received aggregate net proceeds of $1,917,849 from the private sales of stock and warrants and issuance of a convertible note payable. During the year ended December 31, 1998, we received aggregate net proceeds from the private sale of stock and warrants of $766,000. During the nine months ended September 30, 1999, we received aggregate net proceeds of $719,200 from the private sale of stock and warrants. In addition, in August and September 1999, we received aggregate net proceeds of $1,050,000 from the issuance of promissory notes and warrants. We used the net proceeds primarily for the purchase of terminals, working capital and general corporate purposes.

       Cash used in operating activities for the nine months ended September 30, 1999 of $1,253,088 was primarily attributable to the net loss of $1,249,458, deposits on hardware purchases of $423,905 and increase in other assets of $148,320 offset by an increase in accounts payable and accrued expenses of $503,370. Cash used in operating activities for the nine months ended September 30, 1998 of $791,538 was due primarily to net operating losses of $777,867. Cash used in operating activities for the year ended December 31, 1998 of $1,048,025 resulted primarily from the net loss of $1,503,814 and the increase in inventory of $122,292, offset by a loss on disposal of assets of $225,783 and increase in accounts payable and accrued expenses of $262,172. Cash used in operating activities for the year ended December 31, 1997 of $1,164,986 resulted primarily from net losses of $1,604,296 offset by an increase in accounts payable and accrued expenses of $423,651. The increase in accounts payable and accrued expenses for both periods is attributable to our diminished working capital. Cash used in investing activities was $85,409 for the nine months ended September 30, 1999 and $26,006 for the nine months ended September 30, 1998. Cash used in investing activities was $26,975 for the year ended December 31, 1998 and $246,264 for the year ended December 31, 1997. Net cash used in investing activities for these periods consisted primarily of capital expenditures for computer equipment and furniture and fixtures. Cash provided by financing activities was $1,941,136 for the nine months ended September 30, 1999 and $461,343 for the nine months ended September 30, 1998. Cash provided by financing activities was $752,830 for the year ended December 31, 1998 and $1,866,540 for the year ended December 31, 1997. Cash provided by financing activities primarily related to the private sales of promissory notes, common stock, preferred stock and warrants discussed above.

      Because of our limited cash resources, our senior officers deferred the receipt of their compensation, in whole or in part, prior to June 1, 1999. This obligation was eliminated through the issuance of stock, warrants and stock options in the second quarter of 1999. No deferred compensation is currently outstanding.

      We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least twelve months after the closing of this offering. These requirements are expected to include the purchase of 5,000 terminals to run our patented software, product development, sales and marketing, working capital requirements and other general corporate purposes. We will also repay debt incurred in August and September 1999. We may need to raise additional funds, however, to respond to business contingencies which may include the need to: fund more rapid expansion; fund additional marketing expenditures; develop new markets for our ID-Check technology, enhance our operating infrastructure; respond to competitive pressures; or acquire complementary businesses or necessary technologies.


Net Operating Loss Carryforwards

      As of December 31, 1998, we had a net operating loss carryforward of $950,568, which expires beginning in the year 2013. The issuance of equity securities in the future, together with our recent financings and this offering, could result in an ownership change and, thus could limit our use of our prior net operating losses. If we achieve profitable operations, any significant limitation on the utilization of our net operating losses would have the effect of increasing our tax liability and reducing net income and available cash reserves. We are unable to determine the availability of these net operating losses since this availability is dependent upon profitable operations, which we have not achieved in prior periods.


Recent Accounting Standards

      In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. We do not expect the adoption of SOP 98-1 to have a material effect on our financial statements.

      In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 was originally to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In July 1999, however, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We currently do not engage or plan to engage in derivative instruments or hedging activities.


Year 2000 Issues

      Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

      State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of our information technology systems, including our ID-Check software, and our non-information technology systems. Our plan consists of:

      o quality assurance testing of our internally developed proprietary software;

      o contacting third-party vendors and licensors of material hardware, software and services;

      o  contacting vendors of material non-information technology systems;

      o  assessment of repair or replacement requirements;

      o  repair or replacement; and

      o  implementation.


      We have substantially completed a review and assessment of all proprietary and third party hardware and software and believe that our hardware and software are substantially Year 2000 compliant. We have made inquiries of a number of our vendors requesting assurances of their compliance. These third parties, including our supplier of terminals for the ID-Check software, have generally advised us that their review of their operating systems indicate that their operating systems are Year 2000 compliant or will be Year 2000 compliant in a timely manner.

      Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have been and will continue to be related to the operating costs associated with evaluating Year 2000 compliance matters generally.

      Risks. We are not currently aware of any Year 2000 compliance problems that would have a material adverse effect on our business, results of operations and financial condition. However, we may discover Year 2000 compliance problems that will require substantial software revisions or replacement of hardware. Our failure to fix or replace software or hardware on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

      In addition, we cannot assure you that third-party software or hardware incorporated into our material systems or other systems upon which we rely will not need to be revised or replaced, which could be time consuming and expensive. In addition, we cannot assure you that governmental agencies, utility companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations. At this time, we do not possess the information necessary to estimate the potential costs of revisions to or the replacement of software or hardware that are determined not to be Year 2000 compliant. Although we do not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on our business, financial condition and results of operations.

      Contingency Plan. As discussed above, we are engaged in an ongoing Year 2000 assessment and have not yet developed any contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

Introduction

      Intelli-Check was formed in 1994 to develop, manufacture and market an advanced document verification system to enable a retailer to:

      o determine the customer's age and the validity of the ID identity to detect and prevent the use of fraudulent identification for the purchase of alcohol, tobacco and other age-restricted products;

      o reduce the risk to the retailer of substantial monetary fines, criminal penalties and license revocation for the sale of age-restricted products to minors; and

      o reduce check cashing, credit card and other types of fraud.


      In an effort to combat these problems, the federal government and many states and Canadian provinces have enacted laws requiring businesses that sell age-restricted products to verify the ID of potential customers to determine if they are of legal age. These laws impose stringent penalties. In addition, many states and local governments are setting up undercover "sting" operations to detect violations.

      The product we have designed and developed is based on our patented ID-Check technology. ID-Check provides businesses with a reliable, simple and cost-effective way to verify age and reduce the risk of severe penalties for non-compliance with these laws. We have not manufactured or sold a substantial number of ID-Check terminals to date. In 1998, we launched a limited pre-production pilot program by installing an earlier version of our ID-Check terminal in 68 locations throughout the United States and Canada. Of the 68 installations, 32 are convenience stores, 24 are bars and 12 are in a variety of other retail establishments. Based on the positive reaction of our customers, we have begun commercial production of an enhanced ID-Check terminal for more widespread distribution.


      Driver license

      The driver license is the most widely used form of government issued photo identification. We believe the driver license has become a de facto identification card. In addition to its primary function, the driver license is used in social services, gun control, check cashing and other applications.


      Non-driver identification card

      Although many people do not have a driver license, jurisdictions that use AAMVA compliant driver licenses offer other identification cards that contain encoded information. These identification cards, as well as military ID's and immigration "Green" cards, are fundamentally identical to driver licenses. Because driver licenses are the most widely used form of legally acceptable governmental identification we refer to all of these types of documents as "driver licenses" in this prospectus. Our ID-Check software is equally capable of performing its function with all of these types of government identification.


      AAMVA guidelines

      In response to the ease with which driver licenses and non-driver identification cards can be altered, tampered with or fraudulently obtained, an increasing number of states and Canadian provinces have adopted the guidelines established by the American Association of Motor Vehicle Administrators (AAMVA) and the American National Standards Institute (ANSI). AAMVA is a U.S. based international organization that establishes guidelines for motor vehicle administrators in NAFTA countries. Currently, 32 states and 6 Canadian provinces conform with AAMVA guidelines that suggest driver licenses and non-driver identification cards contain "encoded" information on magnetic stripes or bar codes, which cannot be accurately read without the necessary decoding equipment and technology. Based on our discussions with government officials, manufacturers of driver licenses and members of various other driver license committees, we expect that additional U.S. states and Canadian provinces will implement plans to issue driver licenses that contain information in electronically readable format complying with AAMVA guidelines.

      We have entered into a Memorandum of Understanding, effective November 15, 1999, with AAMVAnet, Inc., a subsidiary of AAMVA for Intelli-Check to provide testing services to AAMVAnet, for which we will receive reimbursement of our expenses.



Underage Use of Alcohol and Tobacco Products and the Need for Age Verification


      Overview

      Underage access to age-restricted products, like alcohol and tobacco, remains a major societal problem, as the following statistics indicate:

      o according to Connecticut Clearinghouse, approximately 10.6 million or 51.2% of high school students in the United States drink alcoholic beverages at least once weekly, with 86% purchasing the alcohol themselves;

      o the Office of Drug Control Policy reported that approximately 9.5 million drinkers of alcoholic beverages in 1996 were between the ages of 12 and 20, according to the U.S. Department of Justice Office of Juvenile Justice and Delinquency Prevention;

      o The Insurance Institute for Highway Safety has said that, in 1997, 26% of 16-20 year olds fatally injured in motor vehicle crashes had high blood alcohol concentrations;

      o according to the Journal of Adolescent Health, approximately 3,000 minors begin smoking regularly every day;

      o join together Online's Fact Finder reports that underage youths can purchase cigarettes successfully 70%-80% of the time over the counter and 90%-100% of the time through vending machines; and

      o Join Together also reports that each year merchants illegally sell minors 947 million packs of cigarettes and 26 million containers of chewing tobacco worth $1.26 billion.


      To combat these problems, most states have enacted laws which provide for substantial penalties for businesses that sell tobacco and alcohol to minors.


      Regulation of retailers of tobacco products

      New federal regulations have been enacted that place a greater burden on retailers to prevent the sale of tobacco products to minors. Clerks are required to check the photo ID of anyone who is trying to purchase tobacco products and appears to be under the age of 27.

      According to the Coalition for Tobacco Retailing, penalties for the sale of tobacco products to minors include:

      o  state fines of up to $6,000 per violation and/or 1 year in jail;

      o federal fines of up to $10,000 for the fifth violation and discretionary penalties for any subsequent violations;

      o criminal charges against the selling establishment and/or its employees; and

      o revocation or suspension of the retailer's tobacco license.


      Regulation of retailers of alcoholic beverages

      The retailer of alcoholic products who sells to an underage person will face fines, suspension of its license and the potential outright revocation of its license to sell alcoholic beverages.

      According to "Youth and Alcohol, Selected Reports to the Surgeon General," published by the U.S. Department of Education, state imposed penalties for the sale of alcohol to minors include:

      o  fines of up to $10,000 and/or 5 years in jail;

      o administrative penalties levied by alcoholic beverage control agencies ranging from fines of up to $5,000 and a six-month license suspension;

      o  criminal charges against owner and/or employees; and

      o "dram shop" laws which permit civil lawsuits to be brought against businesses.


      Some statistics concerning enforcement activity

      o according to the Washington State Liquor Control Board, in June 1999, the State of Washington visited 273 locations to detect tobacco sale violations. 15.38% of the businesses visited were found to have sold tobacco products to underage persons

      o during 1997 - 1998, the State of California Department of Alcohol Beverage Control conducted 291 "Minor Decoy Operations", each consisting of multiple on-site checks. Of the 6,568 visits to Alcoholic Beverage Control licensed businesses, 20.63% or 1,355 were found to have sold alcoholic beverages to the decoy

      o the State of California Department of Alcohol Beverage Control has said that most of the accusations filed for violations against alcohol licensees in California are for sales of alcoholic beverages to minors

      o as reported in the Orlando Sentinel, in 1998, the Florida State Department of Highway Safety reviewed 5,973 fraud cases in Florida and invalidated 19% or 1,143 of the driver licenses inspected.


      As a result of these and other law enforcement efforts and regulatory penalties, we believe retailers that sell alcohol and tobacco, such as liquor stores, bars and convenience stores, are facing increasing pressure to accurately verify the age of their customers.


      The use of false identification

      Fraudulent driver licenses can be easily produced using readily available, advanced color copiers and other equipment. These false documents are easily obtainable from a number of locations, such as college campuses, and over the Internet. Starting with only a fraudulent driver license, an individual, in addition to buying alcohol and tobacco products while underage, may be able to create multiple identities, commit fraud, evade law enforcement and engage in other criminal activities, such as:

      o  forging checks supported by false identification;

      o  providing additional identification for the use of stolen credit cards;

      o  creating a false identity in order to evade law enforcement; and

      o unlawfully obtaining welfare or other government benefits.


      Given the ease with which identification can be falsified, simply looking at a driver license may not be sufficient to verify age or identity and determine whether or not it is fraudulent. Rather, what is needed is a system which can accurately read the electronically stored information. We are not aware of any other patented software application technology that provides an analysis of all the data contained on these documents for the purpose of age and document verification by reading and comparing the information encoded in all of the tracks of the magnetic stripe or bar code on the driver license.

      ID-Check and Benefits

      We believe the ID-Check solution is the most advanced, reliable and effective technology, providing retailers with an easy to use, reliable, and cost-effective method of age and identity verification. We have received encoding and encryption formats from each jurisdiction that conforms to AAMVA guidelines, including military and immigration authorities in the U.S. and Canada. This information, combined with our patented technology, enables the ID-Check software to read, decode and process all of the information electronically stored on driver licenses. As jurisdictions and AAMVA change their documents and guidelines, we believe our software, together with our programmable terminal, can be adapted to these changes.

      ID-Check terminals do not require a connection to a central data base to operate. Our terminals have the ability to operate add-on peripherals such as printers, bar code scanners, modems and other devices, which would enhance the functionality of the terminals and potentially create the opportunity for sales of other software products by us.

      The ID-Check process is quick, simple and easy to use. After matching the photograph on the driver license to the person presenting the document for identification, the clerk or employee simply swipes the driver license through the ID-Check terminal if the card has a magnetic stripe or scans it if it has a bar code. The terminal quickly determines if the document:

      o  has been altered;

      o  has expired; and

      o has a date of birth equal to or greater than the legal age to purchase either or both alcohol and tobacco products in the retailer's location.

Then, the terminal will automatically:

      o print a record of the transaction including the results on a roll of paper similar to that used in cash registers, if an optional printer has been installed;

      o save information to the terminal's own memory to be downloaded at a later time;

      o respond to the user by illuminating an appropriate, easily recognizable symbol reflecting the results for both alcohol and tobacco, or in words on the terminal's screen; and

      o send the results to a PC for permanent storage and/or analysis in conjunction with our related software products.

     Other currently available age verification products

      Unless a device can read, decode and analyze all of the information electronically stored on a driver license, the user may not obtain accurate and reliable confirmation that a driver license is valid and has not been altered or tampered with. We are aware of several companies, including Secure ID LLC and The IdentiScan Company, LLC, that are currently offering products that electronically read and calculate age from a driver license. We have tested and compared some of these products to ID-Check and believe that our product is superior in quality and functionality. These other products are based on credit card terminal equipment. Most cannot process bar codes. This is a significant disadvantage because nearly 22% of the currently issued driver licenses contain bar codes. In addition, most of these other products cannot connect to a PC or use a printer. Furthermore, these products cannot distinguish between a credit card and a driver license, thus limiting their effectiveness. We also believe that some of these products may infringe on our patent. In determining whether and when it is appropriate to commence litigation to protect our intellectual property rights, we intend to carefully examine each instance of potential infringement on a case-by-case basis and to weigh the potential damage caused by any infringement against the demands a patent infringement litigation would place on our financial and management resources.

      There are also products being marketed which are essentially electronic calendars designed to assist the retailer in calculating the age of the person presenting a driver license. These devices, however, cannot determine whether a driver license is valid or has been altered.

      A small number of laminate verifiers are currently used to determine the validity of the laminate on a driver license. However, laminate verifiers are fragile, not reliable and can only be used in one state, New York, which is currently considering replacing the laminate in its next generation of licenses.

      Our Marketing and Distribution Strategy

      Our objective is to become the leading developer and distributor of age and document verification products. To date, we have engaged in limited marketing efforts primarily through management's participation in trade shows. We are developing a comprehensive marketing plan to build customer awareness and develop brand recognition in target markets. Initially, we intend to promote the advantages and ease of use of the ID-Check terminal through:

      o trade publications;

      o trade shows;

      o conventions and seminars;

      o direct mail; and

      o our website.

      We also intend to seek endorsements from leading companies in the alcohol and tobacco industries, public interest organizations and trade associations, which we believe have an interest in discouraging illegal purchases of age-restricted products.

      As we gain market acceptance of the ID-Check terminal, we intend to commence marketing efforts for subsequent upgrades and related software applications.


      Distribution strategy

      In April 1999, we hired a director of national sales and in October 1999 we hired a vice president-sales. We intend to use a portion of the proceeds from this offering to prepare additional marketing materials, hire additional sales and marketing support staff and continue to develop our marketing strategy.


      Our initial target markets

      Our initial target markets for the ID-Check terminal will be retail establishments. We intend to initially focus our marketing efforts towards:

      o  convenience stores;

      o  bars and night clubs;

      o  restaurants; and

      o  retail beer and liquor stores.


      Independent sales organizations

      Management estimates there are thousands of businesses referred to as independent sales organizations (ISO's), which specialize in marketing equipment having a purchase price of under $5,000. We have entered into an agreement with Northern Leasing Systems, a leading privately-held equipment lease finance company specializing in this type of equipment, to be our exclusive lease finance company and the exclusive marketer of our ID-Check product to ISO's. The agreement automatically renews annually, subject to Northern Leasing having purchased, either directly or through ISO's, 2,500 terminals by the end of the first year, 12,000 terminals by the end of the second year and 15,000 terminals each year thereafter. We believe that the ID-Check terminal is a complementary product that can be sold or leased to many of the ISO's existing customers.


      Distributors of alcohol and tobacco products

      Many distributors of alcohol and tobacco products sell related products and supplies to retail merchants. We believe the ID-Check terminal is a complementary product and offers a marketing opportunity to these distributors. We are currently in discussions with a distributor of alcohol and tobacco products, with a view to entering into a distribution agreement under which the distributor would receive the exclusive right to distribute the ID-Check terminal within a specified territory to retail merchants of alcohol products. This right would expire if the distributor fails to meet specified sales goals. We do not know if we will be successful in entering into this agreement. Furthermore, we cannot assure you that any such arrangement would be profitable.

      Revenue Sources

      We initially intend to generate revenues from the sale or lease of ID-Check terminals and sale of software upgrade cards.

      ID-Check terminals

      Our patented ID-Check software will initially be installed in a self-contained terminal similar to those commonly used as credit card terminals, which we intend to market to retailers for approximately $2,000 each.

      Upgrade cards

      Our software will require periodic updates as states that did not previously conform to AAMVA guidelines begin to store electronically readable information on their driver licenses and as states adjust or modify the format of their electronically stored information. We intend to sell upgrade cards which can be used to instantly upgrade the terminal by simply swiping the upgrade card through the ID-Check terminal. Because each terminal has a unique serial number, the upgrade card will only work with that terminal, making unauthorized copying of these cards valueless. We also intend to develop a secure way of delivering upgrades through the Internet.

      The ID-Check guide to US and Canadian ID's

      The United States and Canada are moving toward uniformity in their driver licenses and identification cards. However, some states and provinces have not yet adopted AAMVA and/or ANSI guidelines. Because of our familiarity with these government documents, we intend to offer a printed manual to provide financial institutions, government agencies and retail stores with a method of verifying document authenticity when documents are presented which do not have information electronically stored on either a magnetic stripe or bar code. We intend to market this product directly through our sales personnel.


Additional Target Customers

      In addition to retailers of alcohol and tobacco products, others that could benefit by using the ID-Check terminal include:

      o  car rental agencies;

      o  hotels and motels;

      o  stadiums and arenas;

      o  firearm merchants;

      o  gaming establishments;

      o  movie theaters;

      o  law enforcement agencies; and

      o  vending machine manufacturers.


Products in Development

      We have begun developing the following products:

      MAVE. In April 1998, we built two prototypes of a hand-held portable version of our ID-Check terminal specifically designed for law enforcement. We have trademarked this product as MAVE for Mobile Age Verification and Enforcement. One prototype was loaned to the State of Florida's Division of Alcoholic Beverage & Tobacco Control's Tobacco Pilot Program for Enforcement. In March 1999, we shipped three units to enable the Division to begin a pilot program to fully evaluate MAVE. After the completion of this offering, we intend to begin limited commercial production of MAVE.

      P-Link. P-Link is a software application designed to replicate the features of ID-Check using existing hardware (or with minimal additional hardware components) included in Point-Of-Sale (POS) terminals for multi-lane retailers such as grocery and mass-retail stores. The POS terminal would halt the purchase of age-restricted products until a driver license is verified by the P-Link software application. Once the age-verification process has been completed, the terminal would block age-restricted products from being totaled into the sale if the unit shows that the customer is underage. This product is intended to be marketed directly to manufacturers and integrators of POS terminals to expand their product capabilities.

      C-Link and M-Link. We have developed and distributed two pre-production Microsoft Windows 95/98/NT compatible software products that work in conjunction with our ID-Check terminal. These products are called C-Link and M-Link. C-Link collects the information read by the ID-Check terminal and saves it to a

PC hard drive for permanent storage. Once saved, the information can be searched, analyzed and used to easily generate demographics, statistics and mailing lists to existing customers. M-Link expands C-Link's abilities to maintain memberships and customer loyalty programs to encourage repeat customers. M-Link is intended to be sold separately as a service pack, which extends the functionality of C-Link's software.


Possible Future Uses for our Technology

      We believe that our patented ID-Check technology has applications in a variety of other areas. Some examples of potential users for ID-Check technology include:

      o airlines, since FAA regulations require passengers over 18 years old to produce a valid driver license or other form of legally acceptable picture identification in order to board any airliner domestically;

      o credit card terminal manufacturers, which could use our technology to verify that the credit card holder has presented a valid driver license prior to processing the purchase; and

      o financial services companies, which could use our technology to verify the validity of a driver license presented in connection with check cashing, opening a new account or a mortgage application.

      Although we anticipate that this effort will require an indeterminate amount of time and resources, we intend to use a portion of the $400,000 of the proceeds of this offering allocated for product development to begin developing these possible future uses for our technology. We do not currently have more specific plans to develop any of them.

      In addition, we may in the future seek to license our technology to manufacturers of scanning devices or others to enhance the functionality of their products. We do not currently have any specific plans to enter into these types of licenses.


Manufacturing

      We have engaged a subsidiary of Welch Allyn, Inc., a leading privately-held manufacturer of medical equipment and bar code readers and scanners, to provide a programmable terminal to operate our patented ID-Check software. We have placed an order for 525 ID-Check terminals, which are expected to be delivered during November 1999. These terminals will have most, but not all, of the features of an upgraded version of our initial product. Most of the net proceeds of the private placement in August and September 1999 were used to purchase approximately 1,000 units of an upgraded version of our ID-Check terminal. We expect delivery of these terminals to begin in the first quarter of 2000, which will enable us to commence more widespread marketing.


Technical Support and Maintenance

      The ID-Check hardware terminals are certified by Underwriters Laboratory
(UL) and its European equivalent (CE) for retail use and are virtually maintenance-free other than occasional surface cleaning.

      Technical support will be provided by us to our customers through:

      o  our website (E-mail) on the Internet;

      o  tips and hints on our website; and

      o  a toll-free number.

      Technical support will be provided during normal business hours and a voice mailbox will be capable of taking messages during non-business hours.

Competition

      We expect that competition may become intense in the markets addressed by us. We may compete with a large number of companies, many of which may be substantially larger and have significantly greater capital and management resources than we do. We believe that we may have some advantage over potential competitors because we have been issued one patent and five copyrights on our software and because of the substantial time that we have spent in developing our software and hardware and in developing a substantial database of information relating to the encoded information of each jurisdiction. However, we cannot assure you that we will be able to compete successfully.

Intellectual Property

      In January 1999, we were issued a patent on our ID-Check software technology. We have also been granted five copyrights in the United States, which are effective in Canada and 17 other major industrial countries. The patent covers a specific process relating to ID-Check, including age verification from a driver license. In addition, the copyright protection covers software source codes and supporting graphics relating to the operation of ID-Check and other software products. We have also received several trademarks relating to our company, its product names, and logos. We cannot assure you as to the degree of protection which the patent may afford, or that our patent would be upheld if challenged or that other companies will not develop similar or superior methods or products outside the protection of the patent issued to us.

      We also rely on proprietary knowledge and employ various methods, including confidentiality agreements, to protect our software codes, concepts, ideas and documentation of our proprietary technology. However, these methods may not afford complete protection and we cannot assure you that others will not independently develop similar knowledge.

      Under an agreement with Mr. Messina, we will pay royalties equal to 0.005% of gross sales from $2,000,000 to $52,000,000 and 0.0025% of gross sales in excess of $52,000,000.

      The IdentiScan Company, LLC offers a product that electronically reads and calculates age from a driver license. Representatives of IdentiScan had met with us on several occasions in the past, at their suggestion, to discuss a merger between the two companies. We declined to proceed with those discussions. We have informed IdentiScan that we believe its product may infringe on our patent. In response, in August 1999, IdentiScan filed a complaint against us which seeks to have the IdentiScan product declared non-infringing on our patent and seeks to have our patent declared invalid. The complaint does not seek monetary damages. We believe that our patent, to which we hold clear title, is valid and fully enforceable. We intend to vigorously defend it. We also believe IdentiScan's claim of non-infringement is without merit. In October 1999, we made a motion to dismiss IdentiScan's claim. This motion is currently pending. However, if our patent were to be declared invalid or if our patent were to be otherwise limited, we believe it would have an adverse effect on our business and future success because other companies, including IdentiScan, might be able to use some or all of the technology covered by our patent to develop and market products which will directly compete with ID-Check.

      We are not aware of any infringement by our products or technology on the proprietary rights of others. Nevertheless, infringement or invalidity claims may be asserted against us and we could incur significant expense in defending them. If any claims or actions are asserted against us, we may be required to modify our products or seek licenses for these intellectual property rights. We may not be able to modify our products or obtain licenses on commercially reasonable terms, in a timely manner or at all. Our failure to do so could adversely affect our business.


      The names "ID-Check", "P-Link", "C-Link", "M-Link", "MAVE", "AIR-Check", and "CREDIT-Check" are trademarks of Intelli-Check. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.



Employees


      As of November 11, 1999, we had thirteen full-time employees, including three who are engaged in executive management, three programmers, four in sales and marketing and three administrative staff. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

Facilities

      Our executive offices are located in Huntington, New York, where we occupy approximately 4,200 square feet of leased space pursuant to a lease expiring on October 31, 2000. Minimum payments under the lease are $78,420 per year for 1999 and with a maximum increase of no greater than 4% for each remaining year of the lease.


Legal Proceedings

      We are in dispute with our landlord, Huntington Atrium, which brought a lawsuit against us in 1998 in the District Court, County of Suffolk, State of New York, relating to our original occupancy date and to determine the party responsible for improvements to the space. The landlord's claim is for approximately $177,000 and our counterclaim is for approximately $50,000. While we believe that we have meritorious defenses to the landlord's claim, an adverse decision would not have a material adverse effect on our company.

      As discussed above, in August 1999, IdentiScan filed a complaint against us in the United States District Court for the District of Connecticut which seeks to have the IdentiScan product declared non-infringing on our patent and seeks to have our patent declared invalid. The complaint does not seek monetary damages. We believe that our patent, to which we hold clear title, is valid and fully enforceable. We intend to vigorously defend it. We also believe IdentiScan's claim of non-infringement is without merit. In October 1999, we made a motion to dismiss IdentiScan's claim. This motion is currently pending.

      Other than as set forth above, we are not currently involved in any legal or regulatory proceeding, or arbitration, the outcome of which is expected to have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth the ages of and positions and offices presently held by each director and executive officer of Intelli-Check:



     Name                         Age              Position
     -----                        ---               -------
 Frank Mandelbaum................. 65  Chairman, Chief Executive Officer and Director
 Kevin Messina.................... 33  President, Chief Technology Officer and Director
 Edwin Winiarz.................... 41  Executive Vice President, Treasurer and  Chief Financial
                                        Officer and Director
 W. Robert Holloway............... 59  Vice President-Sales
 Paul Cohen....................... 59  Director
 Anthony Broderick................ 56  Director
 Evelyn Berezin................... 74  Director
 Charles McQuinn.................. 59  Director



      Frank Mandelbaum has served as our Chairman of the Board, Chief Executive Officer since July 1, 1996. He also served as Chief Financial Officer until September 1999. From January 1995 through May 1997, Mr. Mandelbaum served as a consultant providing strategic and financial advice to Pharmerica, Inc. (formerly Capstone Pharmacy Services, Inc.), a publicly held company. Prior to January 1995, Mr. Mandelbaum was Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Pharmerica, Inc. From July 1994 through December 1995, Mr. Mandelbaum served as Director and Chairman of the Audit and Compensation Committees of Medical Technology Systems, Inc., also a publicly held company. From November 1991 through January 1995, Mr. Mandelbaum served as Director of the Council of Nursing Home Suppliers, a Washington, D.C. based lobbying organization. From 1974 to date, Mr. Mandelbaum has been Chairman of the Board and President of J.R.D. Sales, Inc., a privately held financial consulting company. As required by his employment agreement, Mr. Mandelbaum devotes substantially all his business time and attention to our business.

      Kevin Messina, a co-founder of Intelli-Check, was elected President and appointed as Chief Technology Officer in June 1998. From our company's inception in October 1994 to June 1998, Mr. Messina served as our Executive Vice President, Chief Information Officer and Secretary. Prior to October 1994, Mr. Messina was the founder and President of K.M. Software, which served the banking and commodities industries. During 1998 and 1999, Mr. Messina was selected to serve on various industry councils for AAMVA and various committees of ANSI and the International Standards Organization (ISO). In August 1998, Mr. Messina was elected to the US delegation representing ANSI, the National Committee for Information and Technical Standards, the Information Technology Industry Council, the International Electrotechnical Commission and various other national bodies that are members of ISO. In November 1998, Mr. Messina was elected chairperson of the committee which was in charge of recommending encryption and bar code formats. Since then, ANSI has adopted the recommendation as the standard for U.S. and Canadian driver licenses and ID cards for the five-year period ending in 2005.

      Edwin Winiarz was elected a director in August 1999 and became Executive Vice President, Treasurer and Chief Financial Officer on September 7, 1999. From July 1994 until August 1999, Mr. Winiarz was Treasurer and Chief Financial Officer of Triangle Service Inc., a privately held national service company. From November 1990 through July 1994, Mr. Winiarz served as Vice President Finance/Controller of Pharmerica, Inc. (formerly Capstone Pharmacy Services, Inc.). From March 1986 until November 1990, Mr. Winiarz was a manager with the accounting firm of Laventhal & Horwath. Mr. Winiarz is a certified public accountant and holds an MBA in management information systems from Pace University.

      W. Robert Holloway became Vice President-Sales in October 1999. From April 1999 to October 1999, Mr. Holloway was Director of Sales for The IdentiScan Company LLC. In February and March 1999, Mr. Holloway worked as an independent consultant. From August 1996 to January 1999, Mr. Holloway was Global Sales Manager for Welch Allyn, Inc. From October 1994 to July 1996, Mr. Holloway was Vice President and Sales Manager of Bowne & Company of New York. Mr. Holloway holds an AB in economics from Columbia University and an MBA in finance from Boston University.

      Paul Cohen has served as a director of Intelli-Check since November 1996. From December 1990 to present, Mr. Cohen has been the director of pharmaceuticals for Allou Health and Beauty Care, Inc, a public company. Paul Cohen is the father of Todd Cohen, our former President.

      Anthony Broderick has served as a director of Intelli-Check since November 1996. Mr. Broderick is an independent aviation safety consultant whose clients include international airlines, aerospace firms, a major aircraft manufacturer, and governments. From June 1976 to June 1996, when he retired, Mr. Broderick was Associate Administrator for Regulation and Certification in the Federal Aviation Administration. Prior to June 1976, Mr. Broderick was employed with the U.S. Department of Transportation from February 1971. Mr. Broderick has been the recipient of numerous awards recognizing his distinguished service and leadership in the field of airline safety.

      Evelyn Berezin was elected a director in August 1999. She has been, since October 1987, an independent management consultant to technology based companies. From July 1980 to September 1987, Ms. Berezin was President of Greenhouse Management Company, a venture capital fund dedicated to investment in early-phase high-technology companies. Ms. Berezin holds an AB in Physics from New York University and has held an Atomic Energy Commission Fellowship. Ms. Berezin is currently a member of the Board of Directors of Bionova Corp., a publicly held biotechnology company. In addition, she has served on the boards of a number of other public companies including Cigna Corp., Datapoint Corp., Koppers Company, Inc. and Genetic Systems Inc., as well as more than fourteen private technology-based companies.

      Charles McQuinn was elected a director in August 1999. He has been, since 1997, an independent product development marketing consultant to Internet based companies. In this position, he has been responsible for the development of four fixed income electronic trading systems for Zions Bank, which target the markets of dealers, institutions, retail and Bloomberg News Service. Mr. McQuinn has also served as President of The McQuinn Group, Inc., a system integration and institutional marketing company, from November 1998 to the present. From 1995 to 1997, Mr. McQuinn was President of DTN West, a fixed income price quote company with products for banks and governments. From 1990 to 1995, Mr. McQuinn was President of Bonneville Market Information, an equities price quote company with products for traders and brokers. From 1985 to 1990, Mr. McQuinn was President of Bonneville Telecommunications Company, a satellite video and data company. Prior to 1985, he was with Burroughs Corporation in various product development/marketing/management positions. Mr. McQuinn holds a BS in marketing from Ball State University and an MBA in management from Central Michigan University.

      Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected by and serve at the discretion of the board of directors.

      We have agreed, for a period of 36 months from the date of this prospectus, if so requested by the underwriters, to select a designee of the underwriters as a non-voting adviser to our board of directors. The underwriters have not yet exercised their right to designate such a person.


Board Committees

      The board of directors has established a compensation committee which is comprised of Mr. Broderick, chairman, Mr. Mandelbaum and Mr. Cohen. The compensation committee reviews and determines the compensation for all officers and directors of our company and reviews general policy matters relating to the compensation and benefits of all employees. The compensation committee also administers the stock option plans.

      The board of directors has established an audit committee which is comprised of Ms. Berezin, chairman, Mr. McQuinn and Mr. Cohen. The audit committee recommends to the board of directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants.

      The board of directors has established a corporate governance committee, which is comprised of Mr. McQuinn, chairman, Ms. Berezin and Mr. Broderick. The corporate governance committee reviews our internal policies and procedures.


Director Compensation

      Non-employee directors receive a fee of $500 for attending board meetings and $250 for attendance at such meetings telephonically. They also receive a fee of $300 for each committee meeting held on a date other than that of a board meeting and are reimbursed for expenses incurred in connection with the performance of their respective duties as directors. In August 1999, each non-employee director, Messrs. Paul Cohen, Broderick and McQuinn and Ms. Berezin, received a grant of a non-qualified stock option to purchase an aggregate of 45,000 shares of our common stock upon their election as a director at an exercise price of $3.00 per share. Of these options, 15,000 are immediately exercisable and an additional 15,000 will be exercisable on the succeeding two anniversaries of the date of grant, provided the director is re-elected. Options granted to non-employee directors are exercisable only during the non-employee director's term and automatically expire on the date his or her service terminates. Messrs. Broderick and Paul Cohen have previously been granted options to purchase 30,000 shares of common stock exercisable at $3.00 per share. Mr. Cohen also received an option to purchase 50,000 shares of common stock exercisable at $3.00 per share in connection with a one-year consulting agreement dated November 1, 1997.


Executive Compensation

      The following table sets forth the compensation earned for the three fiscal years ended December 31, 1998 to Mr. Mandelbaum, our Chairman and Chief Executive Officer, to Mr. Messina, our President, and to Todd Cohen, our former President. No other officer of Intelli-Check received compensation during any of those fiscal years in excess of $100,000.


                           SUMMARY COMPENSATION TABLE
                                                                   Long-Term
                                        Annual Compensation      Compensation
                                      -----------------------  -----------------
                                                                 Securities
                                                                Underlying
Name And Principal Position           Year(s)      Salary ($)   Options/SARS (#)
---------------------------           ------        --------    --------------
Frank Mandelbaum.....................  1998         150,000         50,000
Chairman & CEO                         1997         150,000             --
                                       1996          75,000             --
Kevin Messina........................  1998        150,000              --
President                              1997         150,000         50,000
                                       1996          37,500             --
Todd Cohen...........................  1998          50,000         15,000
Former President                       1997         150,000         50,000
                                       1996          37,500             --


      The options shown above were granted under the 1998 Stock Option Plan, are exercisable at $3.00 per share, and generally expire five years after the date of grant. Mr. Cohen's options expire on August 15, 2000.

      Messrs. Mandelbaum and Messina have Employment Agreements expiring December 31, 2001, which provide for base annual salaries of $225,000, subject to specified conditions. Because of our limited resources, Messrs. Mandelbaum and Messina have from time to time agreed to defer the receipt of substantial portions of their salaries. In May 1999, Mr. Mandelbaum's deferred salary was reduced by $150,000 by the issuance to him of 75,000 shares of our common stock and warrants entitling him to purchase an additional 75,000 shares of our common stock at a price of $3.00 per share at any time prior to May 3, 2001. In May 1999, Mr. Messina's deferred salary was reduced by $10,126 through the issuance to him of 5,063 shares of our common stock and warrants to purchase 5,063 shares of our common stock at a purchase price of $3.00 per share at any time prior to May 3, 2001. As of June 30, 1999, Mr. Mandelbaum's deferred salary was approximately $375,000, Mr. Messina's deferred salary was approximately $200,000 and Mr. Todd Cohen's deferred salary was approximately $110,000. In June 1999, Mr. Messina received, in lieu of all deferred salary, options to purchase 207,000 shares of common stock at an exercise price of $3.00 per share. Also in June 1999, Mr. Mandelbaum received, in lieu of all deferred salary, options to purchase 375,000 shares of common stock at an exercise price of $3.00 per share.

      Mr. Cohen resigned as President in April 1998. In June 1999, Mr. Cohen received, in lieu of all deferred salary, options to purchase 110,000 shares of common stock at an exercise price of $3.00.

      All the options granted in exchange for deferred salary expire five years after the date of grant.

      The following table summarizes options granted during the year ended December 31, 1998 to the named executive officers:



                                                                                           Potential
                                                                                          Realizable
                                                                                           Value at
                                              Individual Grants                         Assumed Annual
                             --------------------------------------------------            Rates of
                              Number of  % of Total                                       Stock Price
                             Securities    Options                                      Appreciation for
                             Underlying  Granted to                                        Option Term
                               Options  Employees in  Exercise     Expiration       ------------------------
Name                           Granted   Fiscal Year   Price          Date              5%             10%
-----                        ---------- ------------   -------      ---------           ---           ----

Frank Mandelbaum..........     50,000       91%       $3.00          9/04/03         $41,442         $91,577


      These options were granted pursuant to our 1998 Stock Option Plan. The options granted to Mr. Mandelbaum are fully vested. During the year ended December 31, 1998, we granted employees other than Mr. Mandelbaum options to purchase 5,000 shares of common stock under the 1998 Stock Option Plan.

      The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

      Pursuant to their employment agreements, Messrs. Mandelbaum and Messina each received a grant in August 1999 of options to purchase 75,000 shares of our common stock at a purchase price of $3.00 per share. Each of the options become exercisable with respect to 25,000 shares of our common stock on January 1, 2000, an additional 25,000 shares of our common stock on January 1, 2001, and the final 25,000 shares of our common stock on January 1, 2002. The options expire five years from the date of grant.


Employment Agreements

      Effective January 1, 1999, Mr. Mandelbaum and Mr. Messina each entered into a three-year employment agreement with Intelli-Check. Each of the agreements provides for a base salary of $225,000. However, until such time as we receive payment for gross sales of at least $1,000,000, the salaries are capped at $150,000. The agreements also provide for the payment of a bonus if our sales exceed $2,000,000 in the previous year. The bonus will be in the amount of $50,000 plus 1% of the amount of sales in excess of $2,000,000 in each year. In addition, for each fiscal year ending during the term of the employment agreements, we will grant to each of the executives an option to purchase the greater of 25,000 shares of our common stock at fair market value on the date of grant or 10,000 shares of our common stock at fair market value on the date of grant for each full $250,000 by which pre-tax profits for each year exceeds pre-tax profits for the prior fiscal year. However, we are not required to grant options to purchase more than 150,000 shares of our common stock with respect to any one fiscal year.

      If there shall occur a change of control, as defined in the employment agreement, the employee may terminate his employment at any time and be entitled to receive a payment equal to 2.99 times his average annual compensation, including bonuses, during the three years preceding the date of termination, payable in cash to the extent of three months' salary and the balance in shares of our common stock based on a valuation of $2.00 per share. Included within the definition of change of control is the first day on which a majority of the directors of the company do not consist of individuals recommended by Messrs. Mandelbaum, Messina and one outside director.

      We have entered into a two-year employment agreement with Mr. Winiarz, which became effective on September 7, 1999. The agreement provides for a base salary of $125,000. In addition, we granted Mr. Winiarz an option to purchase 50,000 shares of common stock, of which 10,000 options are immediately exercisable at $5.00 per share, 20,000 options are immediately exercisable at $7.00 per share and 20,000 options will become exercisable on September 7, 2000 at $7.00 per share.

      We entered into a two-year employment agreement with Mr. Holloway, which became effective on October 25, 1999. The agreement provides for a base salary of $115,000. In addition, we granted Mr. Holloway an option to purchase 50,000 shares of common stock at $7.00 per share, of which 20,000 shares are immediately exercisable and 5,000 shares become exercisable for each 10,000 sales of ID-Check products sold that exceed 10,000. The maximum options that can be earned in any calendar year may not exceed 100,000. Any options earned above the initial 50,000 options will be at fair market value on the date of grant.

      Under the terms of the agreements, each of the executives has the right to receive his compensation in the form of shares of common stock valued at 50% of the closing bid price of our shares of common stock as of the date of the employee's election, which is to be made at the beginning of each quarter. In addition, each of the employment agreements requires the executive to devote substantially all his time and efforts to our business and contains non-competition and nondisclosure covenants of the officer for the term of his employment and for a period of two years thereafter. Each employment agreement provides that we may terminate the agreement for cause.


Stock Option Plans

      1998 Stock Option Plan. Our 1998 Stock Option Plan was adopted by the Board of Directors and stockholders in June 1998. Up to 400,000 shares of our common stock have been authorized and reserved for issuance under the plan. Under the plan, options may be granted in the form of incentive stock options or non-qualified stock options from time to time to employees, officers, directors and consultants of Intelli-Check, as determined by the compensation committee of the board of directors. The compensation committee determines the terms and conditions of options granted under the plan, including the exercise price. The plan provides that the committee must establish an exercise price for incentive stock options that is not less than the fair market value per share at the date of the grant. However, if incentive stock options are granted to persons owning more than 10% of the voting stock of Intelli-Check, the plan provides that the exercise price must not be less than 110% of the fair market value per share at the date of the grant. Each option must expire within five years of the date of the grant. There are currently 340,000 immediately exercisable options outstanding which have been granted under the plan, all of which are exercisable at $3.00 per share.

      1999 Stock Option Plan. Our 1999 Stock Option Plan was adopted by the Board of Directors and stockholders in August 1999. Up to 1,000,000 shares of our common stock have been authorized and reserved for issuance under the plan. Under the plan, options may be granted in the form of incentive stock options or non-qualified stock options from time to time to employees, officers, directors and consultants of Intelli-Check, as determined by the compensation committee of the board of directors. The compensation committee determines the terms and conditions of options granted under the plan, including the exercise price. The plan provides that the committee must establish an exercise price for incentive stock options that is not less than the fair market value per share at the date of the grant. However, if incentive stock options are granted to persons owning more than 10% of the voting stock of Intelli-Check, the plan provides that the exercise price must not be less than 110% of the fair market value per share at the date of the grant. Each option must expire within five years of the date of the grant. There are currently 360,000 options outstanding which have been granted under the plan, 10,000 are immediately exercisable at $5.00 per share and 42,500 are immediately exercisable at $7.00 per share. The other 307,500, upon vesting over a period of years, will be exercisable at prices ranging from $3.00 - $7.00 per share.


Limitation on Liability and Indemnification Matters

      As authorized by the Delaware General Corporation Law, our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

      o any breach of the director's duty of loyalty to our company or its stockholders

      o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

      o unlawful payments of dividends or unlawful stock redemptions or repurchases o any transaction from which the director derived an improper personal benefit


      This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to further limit the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by such amendment. These provisions will not alter the liability of directors under federal securities laws.

      Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under the Delaware General Corporation Law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                       PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth, as of the date of this prospectus and as adjusted to reflect the sale by us of the 1,000,000 shares of common stock offered under this prospectus, certain information regarding beneficial ownership of Intelli-Check's common stock by each person who is known by us to beneficially own more than 5% of our common stock and each other person for whose benefit we are registering shares of common stock. The table also identifies the stock ownership of each of our directors, each of our officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.
      Unless otherwise indicated, the address for each of the named individuals is c/o Intelli-Check, Inc., 775 Park Avenue, Huntington, New York 11743.
      Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
      The applicable percentage of ownership is based on 5,271,152 shares outstanding as of the date of this prospectus and 6,271,152 shares to be outstanding upon consummation of this offering, but does not include shares to be issued if the over-allotment option is exercised.




                                       Shares Beneficially Owned                             Shares Owned
                                            Prior to Offering                               After Offering
                                        ------------------------                        ---------------------
                                         Number          Percent      Shares Offered      Number      Percent
                                        --------        --------      --------------     --------    --------


Selling Stockholders:
  Jesup & Lamont Securities Corp..         15,000           *             15,000               --        --
  Allan Binder....................         10,000           *             10,000               --        --

Executive Officers, Directors &
5% Stockholders:

  Frank Mandelbaum................      1,322,000        22.5                 --        1,322,000       19.3
  Kevin Messina...................      1,417,000        25.2                 --        1,417,000       21.4
  Edwin Winiarz...................         30,000           *                 --           30,000         *
  W. Robert Holloway..............         20,000           *                 --           20,000         *
  Paul Cohen......................        281,385         5.2                 --         281,385         4.4
  Anthony Broderick...............         45,000           *                 --           45,000         *
  Evelyn Berezin..................         15,000           *                 --           15,000         *
  Charles McQuinn.................         15,000           *                 --           15,000         *
  Todd Cohen......................      1,150,000        21.1                 --        1,150,000       17.8
  New York State Science and
    Technology Foundation.........        550,000        10.2                 --          550,000       8.6
  All executive officers
    and directors
    as a group (8 persons)........      3,145,385        48.5                 --        3,145,385       42.0


-----------
*Indicates beneficial ownership of less than one percent of the total outstanding common stock.

      The amounts shown for Jesup & Lamont Securities Corp. include the currently exercisable right to acquire 7,500 units at $2.25 per unit. Each unit consists of one share and a warrant to acquire an additional share at $3.00 per share. Jesup & Lamont Securities Corp.'s address is 650 Fifth Avenue, New York, NY 10019.

      Mr. Binder's address is 577 Old Country Road, Dix Hills, NY 11746.

      The amounts shown for Mr. Mandelbaum do not include 50,000 shares held by Mr. Mandelbaum's wife, for which Mr. Mandelbaum disclaims beneficial ownership.

      The amounts shown for Mr. Paul Cohen do not include 25,000 shares held by Mr. Cohen's wife and 2,500 shares held by Mr. Cohen's daughter, for which Mr. Cohen disclaims beneficial ownership.

      Mr. Todd Cohen's address is 5 Violet Drive, Huntington Station, New York 11746.

      The Executive Director of the New York State Science and Technology Foundation is David Catalfano. The members of the Foundation's board of directors are Charles A. Gargano, Charles E. Dorkey, III, Antonia Novello, David
H. Feinberg, Richard P. Mills, Anthony H.Gioia, Evelyn Berezin, George McNamee, Calvin O. Butts, Walter L. Robb, Van C. Campbell and Morris Stoler. Each of these individuals may be considered a controlling person of the Foundation. The address for the Foundation and each of these individuals is 99 Washington Avenue, Albany, NY 12210, except for Ms. Berezin, who is also a director of Intelli-Check. Her address is Intelli-Check's address shown above.

      The amounts shown in the table above for the following persons include the right to acquire the number of shares shown pursuant to currently exercisable stock options and/or warrants at the exercise price shown:


Name                                                       No. of Shares         Exercise Price
-----                                                      -------------         --------------

Frank Mandelbaum........................................      596,000                 $3.00
Kevin Messina...........................................      357,000                 $3.00
Edwin Winiarz...........................................       10,000                 $5.00
Edwin Winiarz...........................................       20,000                 $7.00
W. Robert Holloway......................................       20,000                 $7.00
Paul Cohen..............................................      135,000                 $3.00
Anthony Broderick.......................................       45,000                 $3.00
Evelyn Berezin..........................................       15,000                 $3.00
Charles McQuinn.........................................       15,000                 $3.00
Todd Cohen..............................................      175,000                 $3.00
New York State Science and Technology Foundation........      100,000                 $3.00



                              CERTAIN TRANSACTIONS

      In October 1994, Messrs. Todd Cohen and Kevin Messina co-founded Intelli-Check and each purchased 975,000 shares of common stock for $975. In April 1998, Mr. Todd Cohen resigned as an officer of our company for personal reasons and in August 1999, he completed his term as a director.

      In June 1996, Mr. Messina's company, K.M. Software, assigned two copyrights covering certain software employed by ID-Check and a patent application covering the ID-Check technology to Intelli-Check for an agreement to pay $98,151 plus interest. The agreement also gave K.M. Software, or its successor, the right to reclaim the rights to the copyrights and the patent under certain specified conditions. In May 1999, the prior agreement was superseded and in exchange Mr. Messina received 69,937 shares of our common stock and warrants to purchase 69,937 shares of our common stock, at $3.00 per share, exercisable at any time prior to May 3, 2001. The May 1999 agreement provides for the payment by Intelli-Check of royalties equal to 0.005% of gross sales from $2,000,000 to $52,000,000 and 0.0025% of gross sales in excess of $52,000,000. Also, in May 1999, Mr. Messina's deferred salary was reduced by $10,126 through the issuance to him of 5,063 shares of our common stock and warrants to purchase 5,063 shares of our common stock at a purchase price of $3.00 per share at any time prior to May 3, 2001. In June 1999, the balance of Mr. Messina's deferred salary was reduced to zero by the issuance of options to purchase 207,000 shares of our common stock at a purchase price of $3.00 per share at any time prior to June 30, 2004.

      In June 1996, Frank Mandelbaum, Intelli-Check's Chief Executive Officer and Chairman of the Board of Directors, purchased 950,000 shares of common stock for $50,000. From time to time since then, Mr. Mandelbaum loaned money to Intelli-Check totaling $142,000. In November 1997, Mr. Mandelbaum converted his outstanding loans into 71,000 shares of our common stock and warrants to purchase 71,000 shares of our common stock at $3.00 per share expiring on June 30, 2000. In May 1999, Mr. Mandelbaum's deferred salary was reduced by $150,000 through the issuance to him of 75,000 shares of our common stock and warrants to purchase 75,000 shares of our common stock at a purchase price of $3.00 per share at any time prior to May 3, 2001. In June 1999, Mr. Mandelbaum's deferred salary was reduced to zero by the issuance of options to purchase 375,000 shares of our common stock at an exercise price of $3.00 per share at any time prior to June 30, 2004.

      In November 1997, one of our directors, Paul Cohen, received an option to purchase 50,000 shares of common stock exercisable at $3.00 per share in connection with a one-year consulting agreement. Also in November 1997, Mr. Cohen's wife purchased 25,000 units consisting of one share of common stock and one warrant to purchase an additional share of common stock for $3.00 in connection with one of our private placements. The purchase price was $50,000. In August 1999, Mr. Cohen purchased one unit in connection with our most recent private placement. The unit consists of a promissory note having a principal amount of $50,000, bearing interest at the annual rate of 10% and a warrant to purchase 2,500 shares of our common stock for $3.00 per share.

      In June 1999, all deferred compensation due to Todd Cohen, our former President and director, was eliminated by the issuance of options to purchase 110,000 shares of our common stock at an exercise price of $3.00 per share at any time prior to June 30, 2004.


                            DESCRIPTION OF SECURITIES

Common Stock

      Our company is authorized to issue up to 20,000,000 shares of common stock, $.001 par value. Common stockholders are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Common stockholders are entitled to receive proportionately any dividends which may be declared on the common stock by the board of directors. Upon the liquidation of Intelli-Check, common stockholders are entitled to share proportionately in all assets remaining after payment of liabilities and after providing for each class of stock, if any, having preference over common stock. Common stockholders do not have any priority right over others to purchase securities we may issue in the future. They also do not have any right to convert their common stock into any other securities.


Preferred Stock

      Intelli-Check is authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share. In January 1998, the New York State Science and Technology Foundation converted our promissory note in the amount of $250,000 into 125,000 shares of series A convertible preferred stock. Also in January, we sold 125,000 shares of preferred stock to the Foundation for $250,000. The preferred stock was convertible into common stock at any time at the initial conversion rate of one for one. In July 1999, the Foundation exercised its conversion rights and received 250,000 shares of common stock in exchange for its preferred stock.

      The Board of Directors may issue additional shares of preferred stock in the future. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders. These rights may include special voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Additional rights granted to future holders of preferred stock could be used to restrict our company's ability to merge with or sell its assets to a third party, thereby preserving control by present owners.


Warrants


      From time to time in connection with financings used to fund our development, we have issued warrants to purchase our common stock. As of November 11, 1999, there were warrants outstanding to purchase 888,500 shares of our common stock expiring on June 30, 2000 and warrants outstanding to purchase 892,600 shares of our common stock expiring on various dates up to August 2002. Each warrant entitles the holder to purchase one share of common stock for $3.00. If certain circumstances occur, we have the right to redeem the outstanding warrants at a price of $.01 per warrant on not less than 20 days written notice if the last sale price of the common stock has averaged at least $4.50 per share for the 20 consecutive trading days ending at least five days prior to the date on which notice is given for some of the warrants and $6.00 per share for certain other warrants.

Registration Rights

      Allan Binder, who holds 10,000 shares of common stock, is entitled to piggyback registration rights, under the Securities Act, with respect to those shares. Jesup & Lamont Securities Corp., which holds a warrant to purchase 7,500 units, each of which consists of one share of common stock and an additional warrant to purchase one share of common stock, is entitled to piggyback registration rights with respect to those 15,000 shares. These 25,000 shares are being registered under this prospectus. In connection with this offering, we have agreed to grant to the underwriters certain demand and piggyback registration rights in connection with the 100,000 shares of common stock issuable upon exercise of the underwriters' warrants.

      In addition, the holders of warrants to purchase 60,000 shares of our common stock are entitled to piggyback registration rights and one demand registration right under specified conditions. The demand registration right is exercisable at any time from one year to five years after the effective date of this prospectus by the holders of warrants exercisable into a majority of the shares. The piggyback registration rights become effective after this offering.

Delaware Anti-Takeover Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section requires the vote of at least two-thirds of the outstanding voting stock of a company not owned by an interested stockholder to approve certain business combinations. Section 203 defines interested stockholder as any entity or person owning 15% or more of the outstanding voting stock of the company and any entity or person affiliated with, controlling on controlled by such entity or person. As a result, this statute may discourage attempts to acquire Intelli-Check, including attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

      Our by-laws provide that stockholders must comply with an advance notice procedure for the nomination of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at annual meetings will have to be received by us. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors.

      The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Intelli-Check by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Warrant Agent

      The transfer agent for the common stock and the warrant agent for the underwriters' warrants is Continental Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Immediately after the closing of this offering, we will have 6,271,152 shares of common stock issued and outstanding. Of this total, 1,010,000 shares registered hereby together with 1,164,500 shares previously issued and held for more than two years will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by an "affiliate" of our company (in general, a person who has a controlling position with regard to the company). Shares held by an affiliate will be subject to the resale limitations of Rule 144 under the Securities Act.

      All of the remaining 4,096,652 shares of common stock currently outstanding are "restricted securities". These shares will become eligible for sale at various times beginning 90 days following the date of this prospectus when 394,605 shares will be eligible to be sold, and the balance of the restricted shares will become eligible for sale at various times beginning April 2, 2000, subject to the contractual provisions described below.

      In addition, there are 3,873,100 shares subject to currently outstanding options or warrants, or reserved for future issuance.

      The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


      In addition, we have granted certain demand and piggyback registration rights to the underwriters with respect to the shares of common stock issuable upon exercise of the underwriters' warrants.

      Our officers, directors and 5% shareholders have agreed not to sell or otherwise dispose of any shares of common stock or exercise any registration rights for a period not to exceed twelve months following the date of this prospectus without the underwriters' prior written consent. Upon the expiration of the twelve-month period, 3,358,447 shares of our common stock will become eligible for sale, in some cases subject to volume restrictions under Rule 144.

      We cannot predict the effect, if any, that market sales of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

      The underwriters named below have severally agreed, subject to the terms and conditions contained in the underwriting agreement relating to this offering, to purchase from our company the number of shares set forth opposite their names below:


         Name                                              Number of Shares
         -----                                             ----------------
GunnAllen Financial, Inc.............................
Starr Securities, Inc................................
                                                              ---------
  Total..............................................         1,000,000
                                                              =========


      The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the shares of common stock if any are purchased.

      The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may allow certain dealers who are members of the NASD concessions, not in excess of $_____ per share, of which not in excess of $______ per share may be reallowed to other dealers who are members of the NASD.


      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 150,000 shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of common stock offered by this prospectus. If the underwriters exercise their over-allotment in full, the total price to the public would be $8,625,000, the total underwriting discounts and commissions would be $776,250 and the total proceeds (before payment of the expenses of this offering) to our company would be $7,848,750.

      We have agreed to pay to the underwriters a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the shares offered by this prospectus, including any securities sold prior to the underwriters' over-allotment option, $30,000 of which has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the shares offered under the laws of such states as the underwriters may designate, including expenses of counsel retained for such purpose by the underwriters. We estimate the expenses of this offering to be $661,500 or $695,250 if the underwriter's overallotment option is exercised in full.


      We retained GunnAllen Financial as a consultant for the period March 1999 through June 1999. GunnAllen Financial received a fee consisting of a warrant to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share, expiring March 24, 2002. Under this agreement, GunnAllen Financial provided us general financial advisory services.

      GunnAllen Financial acted as placement agent for the $1,200,000 private placement made by us in August and September, 1999 and received a commission of $120,000 for its services. GunnAllen Financial has been appointed as our agent for the exercise of our outstanding warrants and will receive a fee of 5% of the exercise price if we redeem the warrants within twelve months of the date of this prospectus.


      At the closing of this offering, we will sell to the underwriters and their designees, for an aggregate of $100, underwriters' warrants to purchase up to 100,000 shares of common stock. The underwriters' warrants are exercisable at any time, in whole or in part, during the four-year period commencing one year from the date of this prospectus, at an exercise price of $8.25 per share (110% of the public offering price per share). The underwriters' warrants are only assignable or transferable to the officers and partners of the underwriters and members of the selling group for one year following the date of this prospectus. During the exercise period, the holders of the underwriters' warrants will have the opportunity to profit from a rise in the market price of the common stock, which will dilute the interests of our stockholders. We expect that the underwriters' warrants will be exercised when we would, in all likelihood, be able to obtain any capital needed on terms more favorable than those provided by the underwriters' warrant. Any profit realized by the underwriters on the sale of the underwriters' warrants, the underlying shares of common stock may be deemed additional underwriting compensation. The underwriters' warrants contain a cashless exercise provision.


      For a period of three years from the date of this prospectus, the underwriters will have a right of first refusal with respect to any private placements or underwriting of any future public offerings of our securities.

      We have agreed that, upon the request of the holders of the majority of the underwriters' warrants, we will (at our own expense), on one occasion during the exercise period, register the underwriters' warrants and the shares of common stock underlying the underwriters' warrants under the Securities Act. We have also agreed to include the underwriters' warrants and all such underlying shares of common stock in any appropriate registration statement which is filed by us under the Securities Act during the five years following the date of this prospectus.

      We have agreed, for a period of three years from the date of this prospectus, that the underwriters shall have the option to designate one individual as a non-voting adviser to our board of directors to attend any and all board and board committee meetings. The underwriters have not yet exercised and currently do not intend to exercise their right to designate such a person in the near future.

      All of our officers, directors and our 5% stockholders have agreed not to sell or otherwise dispose any of their shares in the public markets for a period of twelve months from the date of this prospectus without the underwriters' prior written consent.

      The underwriters have informed us that they do not expect sales of the securities offered to discretionary accounts to exceed 1% of the shares offered by this prospectus.

      We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Before this offering there has been no public market for the common stock. Accordingly, the initial public offering price of the common stock has been determined by negotiation between us and the underwriters and may not necessarily be related to our asset value, net worth or other established criteria of value. Factors to be considered in determining such price include our financial condition and prospects, an assessment of our management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to our business and the general condition of the securities market.

      In connection with this offering, the underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Such transactions may include stabilization transactions effected in accordance with Regulation M of the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase common stock for the purpose of pegging, fixing or maintaining the price of our common stock at a level that is higher than the market would dictate in the absence of such transactions.

      The underwriters may also create a short position for the account of the underwriters by selling more shares in connection with the offering than they are committed to purchase from us, and in such case may purchase common stock in the open market following the completion of the offering to cover all or a portion of their short position. The underwriters may also cover all or a portion of their short position, up to 150,000 shares, by exercising the over-allotment option described above.

      In addition, the underwriters may also impose a "penalty bid" under contractual arrangements whereby the underwriters may reclaim from a dealer participating in the offering the selling concession with respect to shares that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market.

      In general, any of the transactions described above may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the absence of such transactions. We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of our common stock. In addition, we and the underwriters make no representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for our company by Milberg Weiss Bershad Hynes & Lerach LLP, New York, New York. Tenzer Greenblatt LLP has served as counsel to the underwriters in connection with this offering.

                                     EXPERTS

      The financial statements of our company as of December 31, 1998, and for the years ended December 31, 1997 and 1998, included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION

      We have filed with the SEC the registration statement on form SB-2 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the securities offered by this prospectus, reference is made to the registration statement and to the exhibits filed. Statements contained in this prospectus regarding the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and these statements are qualified in their entirety by such reference to the contract or document.

      The registration statement, including all exhibits, may be inspected without charge at the principal office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval systems are publicly available through the commission's site on the World Wide Web located at http://www.sec.gov. The registration statement, including all exhibits and schedules thereto and amendments thereof, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system.

      Upon the closing of this offering, we will become subject to the reporting requirements of the Securities Exchange Act and in accordance with these requirements, will file reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

                               INTELLI-CHECK, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
Report of Independent Public Accountants ..........................      F-2

Financial Statements:

  Balance Sheets as of December 31, 1998 and
     September 30, 1999 (Unaudited) ...............................      F-3

  Statements of Operations for the Years Ended
     December 31, 1997 and 1998 and the Nine
     Months Ended September 30, 1998 and 1999 (Unaudited) .........      F-4

  Statements of Stockholders' (Deficit) Equity
     for the Years Ended December 31, 1997
     and 1998 and the Nine Months Ended
     September 30, 1999 (Unaudited) ...............................      F-5

  Statements of Cash Flows for the Years
     Ended December 31, 1997 and 1998
      and the Nine Months Ended September 30,
     1998 and 1999 (Unaudited) ....................................      F-6

Notes To Financial Statements .....................................   F-7 - F-17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

      To the Stockholders of Intelli-Check, Inc.:

      We have audited the accompanying balance sheets of Intelli-Check, Inc. (a Delaware corporation) as of December 31, 1998, and the related statements of operations, stockholders' (deficit) equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelli-Check, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

New York, New York
September 24, 1999

                               INTELLI-CHECK, INC.

                                 BALANCE SHEETS

                                                     December 31,  September 30,
                          ASSETS                         1998          1999
                                                     -----------   -------------
                                                                    (Unaudited)

Current Assets:

  Cash ............................................ $   159,600    $   762,239
  Inventory .......................................      16,693         15,894
  Deposit .........................................        --          423,905
  Other current assets ............................         921         11,247
                                                    -----------    -----------
      Total current assets ........................     177,214      1,213,285
Property and Equipment, net (Note 3) ..............     188,064        224,383
Patent Costs, net of accumulated amortization of
  $25,816 as of December 31, 1998
  and $30,473 as of September 30, 1999
  (unaudited) .....................................      79,845         75,188
Other Assets ......................................       6,180        154,500
                                                    -----------    -----------
      Total assets ................................ $   451,303    $ 1,667,356
                                                    ===========    ===========

     LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:

  Accounts payable ...............................  $   243,351    $    59,902
  Accrued expenses ...............................      752,370        261,625
  Promissory notes (Note 10) .....................         --        1,200,000
  Note payable to related party (Note 5) .........       98,151           --
  Current portion of capital lease obligations ...        8,008         17,643
                                                    -----------    -----------

      Total current liabilities ..................    1,101,880      1,539,170
                                                    -----------    -----------
Capital Lease Obligations (Note 9) ...............        6,993         10,299
                                                    -----------    -----------
Commitments and Contingencies (Note 9)
Stockholders' Equity (Deficit):

  Series A  Convertible  Preferred
    Stock -- $.01 par value; .....................    1,000,000
    shares authorized; no shares
    issued and outstanding as of
    December 31, 1998 and September
    30, 1999 (unaudited), respectively ...........        2,500           --
  Common stock-- $.001 par value; 20,000,000
    shares  authorized; 4,402,552 and
    5,271,152 shares issued  and
    outstanding as of December 31, 1998 and
    September 30, 1999 (unaudited), respectively .        4,402          5,271
  Additional paid-in capital .....................      839,342      2,865,888
  Accumulated deficit ............................   (1,503,814)    (2,753,272)
                                                    -----------    -----------
      Total stockholders' (deficit) equity .......     (657,570)       117,887
                                                    -----------    -----------
      Total liabilities and stockholders'
          (deficit) equity .......................  $   451,303    $ 1,667,356
                                                    ===========    ===========

   The accompanying notes are an integral part of these balance sheets.

                               INTELLI-CHECK, INC.

                            STATEMENTS OF OPERATIONS

                                      For the Years Ended         For the Nine Months Ended
                                           December 31                   September 30
                                    --------------------------    --------------------------
                                       1997           1998            1998          1999
                                    -----------    -----------    -----------    -----------
                                                                          (Unaudited)

Sales ...........................   $    16,736    $    86,354    $    86,354    $       327
Cost of Goods Sold ..............         4,343         22,074         22,074             55
                                    -----------    -----------    -----------    -----------
      Gross Profit ..............        12,393         64,280         64,280            272

Operating Expenses:
  Selling .......................       124,453        139,470        118,315        171,908
  General and administrative ....       992,375      1,060,537        585,887        914,239
  Research and development ......       462,804        306,608        122,597        127,999
                                    -----------    -----------    -----------    -----------
      Loss from operations ......    (1,567,239)    (1,442,335)      (762,519)    (1,213,874)

Other Income (Expenses):
  Interest Expense ..............       (37,057)       (61,479)       (23,248)       (35,584)
                                    -----------    -----------    -----------    -----------
                                     (1,604,296)    (1,503,814)      (785,767)    (1,249,458)
Income Tax Benefit (Note 2) .....          --             --             --             --
                                    -----------    -----------    -----------    -----------
      Net Loss ..................   $(1,604,296)   $(1,503,814)   $  (785,767)   $(1,249,458)
                                    ===========    ===========    ===========    ===========
Per Share Information:
  Net loss per common share--
    Basic and diluted ...........        $(0.46)        $(0.36)        $(0.19)        $(0.26)
                                    ===========    ===========    ===========    ===========
  Common shares used in computing
    per share amounts--
    Basic and diluted ...........     3,505,638      4,208,003      4,162,553      4,841,483
                                    ===========    ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                               INTELLI-CHECK, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 For the Years Ended December 31, 1997 and 1998
            and the Nine Months Ended September 30, 1999 (Unaudited)


                                                                           Series A
                                                     Common Stock        Preferred Stock    Additional
                                               ------------------      -----------------     Paid-in      Accumulated
                                               Shares      Amount      Shares     Amount     Capital         Deficit        Total
                                               ------      ------      ------     ------     -------         -------        -----

Balance, January 1, 1997 .................   3,251,385    $ 3,251          --      $  --     $ 374,226     $ (626,119)   $ (248,642)
  Issuance of common stock ...............     885,500        886          --         --     1,666,963              --     1,667,849
  Net loss ...............................          --         --          --         --            --     (1,604,296)   (1,604,296)
                                             ---------    -------   ---------    -------    ----------   ------------     ----------
Balance, December 31, 1997 ...............   4,136,885      4,137          --         --     2,041,189     (2,230,415)     (185,089)
  Conversion from S Corporation to
    C Corporation ........................          --         --          --         --   (2,230,415)       2,230,415            --
Conversion of debt into Series A
  Preferred Stock ........................          --         --     125,000      1,250       248,750              --       250,000
Issuance of Series A Preferred Stock .....          --         --     125,000      1,250       248,750              --       250,000
Common stock issued for employee
  compensation ...........................       7,667          7          --         --        15,326              --        15,333
Issuance of common stock in private
  placement ..............................     258,000        258          --         --       515,742              --       516,000
Net loss .................................          --         --          --         --            --     (1,503,814)   (1,503,814)
                                             ---------    -------   ---------    -------    ----------   ------------     ----------
Balance, December 31, 1998 ...............   4,402,552      4,402     250,000      2,500       839,342     (1,503,814)     (657,570)
  Issuance of common stock in private
    placements ...........................     274,600        275          --         --       548,925              --       549,200
  Exercise of warrant ....................     100,000        100          --         --       199,900              --       200,000
  Issuance of common stock for note
    payable and interest .................      69,937         70          --         --       139,804              --       139,874
  Issuance of common stock for
    deferred salary ......................      80,063         80          --         --       160,046              --       160,126
  Issuance of common stock for
    settlements and accounts payable .....      94,000         94          --         --       275,621              --       275,715
  Issuance of stock options for
    deferred salary ......................          --         --          --         --       700,000              --       700,000
  Conversion of preferred stock ..........     250,000        250   (250,000)    (2,500)         2,250              --            --
  Net loss (unaudited) ...................          --         --          --         --            --     (1,249,458)   (1,249,458)
                                             ---------    -------   ---------    -------    ----------   ------------     ----------
Balance, September 30, 1999
  (unaudited) ............................   5,271,152    $ 5,271          --    $    --    $2,865,888   $ (2,753,272)    $  117,887
                                             =========    =======   =========    =======    ==========   ============     ==========

        The accompanying notes are an integral part of these statements.

                               INTELLI-CHECK, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 For the Years Ended                For the Nine Months
                                                                    December 31                     Ended September 30
                                                           -------------------------------      -------------------------
                                                               1997               1998             1998          1999
                                                           ------------       ------------      ----------   ------------
                                                                                                       (Unaudited)
Cash Flows From Operating Activities:
  Net loss .............................................   $(1,604,296)       $(1,503,814)      $(777,867)   $(1,249,458)
  Adjustments to reconcile net loss
    to net cash used in
    operating activities--
  Depreciation and amortization ........................        38,096             70,183          48,573        74,752
  Loss on disposal of assets ...........................            --            225,783              --            --
  Noncash compensation .................................            --             15,333              --            --
  Changes in assets and liabilities-
    (Increase) decrease in inventory ...................       (24,116)          (122,292)           5,036           799
    (Increase) in other current assets .................            --              (921)         (2,773)       (10,326)
    (Increase) in deposit ..............................            --                 --              --      (423,905)
    Decrease (increase) in other assets ................         1,679              5,531           4,733      (148,320)
    Increase (decrease) in accounts
      payable and accrued expenses .....................       423,651            262,172        (69,240)       503,370
                                                            ----------         ----------       ---------     ---------
      Net cash used in operating activities ............    (1,164,986)        (1,048,025)       (791,538)    (1,253,088)
                                                            ----------         ----------       ---------     ---------

Cash Flows From Investing Activities:
  Purchases of property and equipment ..................      (246,264)           (26,975)        (26,006)       (85,409)
                                                            ----------         ----------       ---------     ---------
     Net cash (used in) investing activities ...........      (246,264)           (26,975)        (26,006)       (85,409)
                                                            ----------         ----------       ---------     ---------

Cash Flows From Financing Activities:
  Net proceeds from issuance of common stock ...........     1,667,849            516,000         226,000       749,200
  Proceeds from issuance of preferred stock ............            --            250,000         250,000            --
  Repayment of capital lease obligations ...............            --           (13,170)        (14,657)        (8,063)
  (Repayments of) proceeds from notes payable ..........       250,000                 --              --            (1)
  (Repayments of) stockholder loans ....................       (88,809)                --              --            --
  Decrease in deferred financing  costs ................        37,500                 --              --            --
  Proceeds from promissory notes .......................            --                 --              --     1,200,000
                                                            ----------         ----------       ---------     ---------
      Net cash provided by financing activities ........     1,866,540            752,830         461,343     1,941,136
                                                            ----------         ----------       ---------     ---------
      Net increase (decrease) in cash ..................       455,290          (322,170)       (356,201)       602,639
CASH, beginning of period ..............................        26,480            481,770         481,770       159,600
                                                            ----------         ----------       ---------     ---------
CASH, end of period ....................................    $  481,770         $  159,600       $ 125,569     $ 762,239
                                                            ==========         ==========       =========     =========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest .............    $   30,800         $   14,603       $   9,000      $  1,660

Supplemental Disclosure of Noncash
  Financing Activities:
  Conversion of preferred stock to common stock ........            --                 --              --       250,000
  Conversion of debt to preferred stock ................            --            250,000         250,000            --
  Common stock issued to satisfy debt and
     notes payable .....................................       142,000                 --              --       139,874
  Common stock issued to satisfy deferred salary .......            --                 --              --       160,126
  Common stock issued for settlements
     and accounts payable ..............................            --                 --              --       275,715
  Stock options issued to satisfy  deferred salary .....            --                 --              --       700,000
  Capital lease obligations incurred ...................        28,171                 --              --        20,505

        The accompanying notes are an integral part of these statements.

                              INTELLI-CHECK, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

      Intelli-Check, Inc. (the "Company") was incorporated in New York in October 1994 to develop, manufacture and market an advanced document verification system to enable a retailer to determine their customer's age and identity. The system may be used to detect and prevent the use of fraudulent identification for the purchase of alcohol, tobacco and other age-restricted products; to reduce the risk to the retailer of substantial monetary fines, criminal penalties and license revocation for the sale of age-restricted products to minors; and to reduce check cashing, credit card and other types of fraud.

      The Company has developed and patented the innovative software technology that is included in the advanced document verification system terminal called the "ID-Check." The ID-Check terminal, in which the Company's patented software is loaded, was designed to offer convenient and reliable age and document verification. The ID-Check reads, analyzes and displays the encoded information contained on driver licenses and most other forms of accepted government issued identification. In addition, the ID-Check product is capable of being upgraded to accommodate changes made by the governmental issuers of driver licenses and ID cards. The ID-Check terminal requires a quick swipe of the driver license or ID card by the retailer; displays a "yes", "no", "expired" or "tampered"; and creates a record of transactions as proof that the retailer has used proper due diligence.

      During the fourth quarter of 1997, the Company commenced its principal operations by realizing sales of pre-production prototypes of ID-Check. The Company has completed its refinement of its software and has placed its initial order for 525 units of its ID-Check terminal under a supplier agreement with a third party (Note 10).

      Through December 31, 1998, the Company has incurred significant cumulative losses and has a net capital deficiency as of December 31, 1998. In addition, the Company's liquidity requirements have been and will continue to be significant. Management has developed a detailed plan and has taken certain actions in order to generate the funding necessary for the Company's operations, including: (1) a plan for marketing and sales of the Company's product, ID-Check (see above); (2) issuance of additional capital and debt (Note 10); (3) hiring and retaining key employees (Notes 9 and 10); and (4) effective cost control.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      Revenue on sales of the Company's product is recognized upon shipment to the customer.

Inventory

      Inventory is stated at the lower of cost or market and cost is determined using the first-in, first-out method. Inventory is comprised of finished goods.

Long-Lived Assets

      The Company's policy is to record long-lived assets at cost, amortizing these costs over the expected useful life of the related assets, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be reasonable. Furthermore, these assets are evaluated for continuing value and proper useful lives by comparison to undiscounted expected future cash flow projections.

Property and Equipment

      Property and equipment are recorded at cost. All fixed assets are depreciated over their estimated useful lives ranging from three to seven years using the straight-line basis. Equipment held under capital leases is amortized utilizing the straight-line method over the lesser of the term of the lease or estimated useful life of the asset in accordance with SFAS No. 13, "Accounting for Leases."

Patent Costs

      Patent costs, primarily consisting of legal costs, are amortized over a period of 17 years.

Capitalized Software Development Costs

      SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," specifies that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Software production costs for computer software that is to be used as an integral part of a product or process shall not be capitalized until both (a) technological feasibility has been established for the software and (b) all research and development activities for the other components of the product or process have been completed. During the fourth quarter of 1997, the Company completed both (a) and (b), as described above; however, no capitalized costs were incurred or recorded during the remainder of 1997 or 1998.

Income Taxes

      Prior to 1998, the Company had elected to be treated as a Subchapter S Corporation for federal and state income tax purposes and, as a result, the losses of the Company were passed through directly to the shareholders. The Company did, however, remain liable for New York State Subchapter S income taxes. During 1998, the Company's tax status changed from an S Corporation to a C Corporation as a result of the issuance of the Series A Convertible Preferred Stock on January 8, 1998 (Note 6).

      The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using expected tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The Company has recorded a full valuation allowance for its deferred tax assets as of December 31, 1998, due to the uncertainty of the realizability of those assets.

Fair Value of Financial Instruments

      The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of capital lease obligations, including current portions, approximate fair value.

Business Concentrations and Credit Risk

      Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash. The Company maintains cash with only one financial institution. The Company performs periodic evaluations of the relative credit standing of this institution. The Company has had limited sales of prototypes to a number of clients which are concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. There were no customers that accounted for greater than 10% of sales for the years ended December 31, 1997 and 1998, and in addition, no customer accounted for greater than 10% of accounts receivable as of December 31, 1998.

Net Income (Loss) Per Common Share

      The Company computes net income (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share". Under the provisions of SFAS No. 128, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations.

      Diluted EPS for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999, does not include the impact of stock options then outstanding, as the effect of their inclusion would be antidilutive.

Stock-Based Compensation

      In 1998, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," by continuing to apply the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") while providing the necessary pro forma disclosures as if the fair value method had been applied.

Research and Development Costs

      Research and development costs are charged to expense as incurred.

Unaudited Interim Consolidated Financial Statements

      The unaudited consolidated financial information included herein for the nine months ended September 30, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results expected for a full year.

Comprehensive Income

      In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company adopted this statement in 1998. The adoption of this statement did not have an impact on the Company's financial condition or results of operations. Accordingly, the Company's comprehensive net loss is equal to its net loss for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999.

Segment Information

      In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The Company adopted this statement in 1998. In the initial year of application, comparative information for earlier years must be restated. Management has determined that it does not have any separately reportable business segments.

Costs of Computer Software Developed or Obtained for Internal Use

      In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and guidance on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The adoption of SOP 98-1 did not have a material effect on the Company's financial statements.

Recently Issued Accounting Standards

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

      In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of operations, financial position or cash flows.

Reclassifications

      Certain prior year amounts have been reclassified to conform to the current year presentation.

3. PROPERTY AND EQUIPMENT

      Property and equipment are comprised of the following:

                                                     December 31,  September 30,
                                                        1998            1999
                                                     ------------  -------------
                                                                     (Unaudited)

Computer equipment ...........................         $103,676       $206,431
Furniture and fixtures .......................           95,443         97,778
Leasehold improvements .......................           63,820         64,452
Office equipment .............................            8,440          9,132
                                                       --------       --------
                                                        271,379        377,793
Less-- Accumulated depreciation ..............           83,315        153,410
                                                       --------       --------
                                                       $188,064       $224,383
                                                       ========       ========

      Depreciation expense for the years ended December 31, 1997 and 1998 amounted to $20,066 and $36,982, respectively, and for the nine months ended September 30, 1998 and 1999 amounted to $16,331 and $70,095, respectively, (unaudited).

4. ACCRUED EXPENSES

      Accrued expenses are comprised of the following:

                                                    December 31,   September 30,
                                                        1998           1999
                                                     -----------    ------------
                                                                     (Unaudited)

Payroll .....................................         $629,272        $ 16,656
Professional fees ...........................               --         122,500
Interest ....................................           82,738           3,000
Other .......................................           40,360         119,469
                                                      --------        --------
                                                      $752,370        $261,625
                                                      ========        ========

5. NOTE PAYABLE TO RELATED PARTY

      As of December 31, 1998, the Company was indebted to the President of the Company under a note payable agreement in the amount of $98,151, which represented the principal of the note. The note bore interest at 8% and during 1998, the due date was extended to the sooner of June 1999 or the receipt of the proceeds from a stock offering through either a Private Placement or an Initial Public Offering ("IPO") that exceeds $3,000,000. Accrued interest on the note was included in accrued expenses in the accompanying balance sheets. The note payable and all accrued interest were repaid subsequent to December 31, 1998 (Note 10).

6. CONVERTIBLE SECURED DEMAND NOTE

      In January 1997, the Company entered into a Note Purchase Agreement with the New York State Science and Technology Foundation (the "Foundation") pursuant to which the Company issued a Convertible Promissory Note in the amount of $250,000 and the Foundation agreed to invest an additional $250,000 through the purchase of 125,000 shares of Series A Convertible Preferred Stock based upon the Company raising a certain amount of additional capital. The Note bore interest at 8% per annum and was converted into 125,000 shares of Series A Convertible Preferred Stock in January 1998. In addition, the Foundation purchased an additional 125,000 shares of Series A Convertible Preferred Stock for $250,000 in cash, upon the closing of a private placement of the Company's common stock in January 1998. The Series A Convertible Preferred Stock is convertible into the Company's common shares on a one-for-one basis (Note 8).

7. INCOME TAXES

      No provision for U.S. federal or state income taxes has been recorded for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited) as the Company has incurred an operating loss.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                  December 31,    September 30,
                                                      1998            1999
                                                  ------------    -------------
                                                                   (unaudited)
Deferred tax assets, net:
  Net operating loss carryforwards ............     $380,000         $880,000
  Depreciation ................................      (12,000)         (20,000)
  Other .......................................      (10,000)         (16,000)
  Less-- Valuation allowance ..................      358,000          844,000
                                                    --------         --------
      Deferred tax assets, net ................     $     --         $     --
                                                    ========         ========

      Realization of deferred tax assets is dependent upon future earnings, if any. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that it is more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

      As of December 31, 1998 and September 30, 1999 (unaudited), the Company had net operating loss carryforwards (NOL's) for federal income tax purposes of approximately $950,000 and $2,200,000 (unaudited), respectively. There can be no assurance that the Company will realize the benefit of the NOL's. The federal NOL's are available to offset future taxable income and expire from 2009 through 2019 if not utilized. Under Section 382 of the Internal Revenue Code, these NOL's may be limited due to ownership changes.

      In January 1998, as a result of the issuance of Series A Convertible Preferred Stock, the Company's S Corporation status was terminated and the Company began operations as a C Corporation. Accordingly, the Company became subject to federal and state income taxes and the retained deficit of the Company was transferred to additional paid-in capital.

      If the Company operated as a C corporation since January 1997, the pro forma income tax benefit would have been approximately $642,000 (unaudited), offset by a full valuation allowance. No pro forma adjustments are required for the year ended December 31, 1998 and the nine months ended September 30, 1998 (unaudited) as the Company was operating as a C Corporation for the majority of each period and the adjustment would be immaterial.

8. STOCKHOLDERS' EQUITY

Series A Convertible Preferred Stock

      In January 1997, the Board of Directors authorized the creation of a class of Series A Convertible Preferred Stock with a par value of $.01. The Series A Convertible Preferred Stock is convertible into an equal number of common shares at the holder's option, subject to adjustment for anti-dilution. The holders of Series A Convertible Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation or dissolution of the Company, the holders of Series A Convertible Preferred Stock are entitled to receive all accrued dividends, if applicable, plus the liquidation price of $1.00 per share (See Note 10).

Common Stock and Warrants

      In May 1997, the Company completed a private placement of stock and received proceeds of $630,000 for 315,000 units, which consist of one share of common stock and one warrant to purchase an additional share of common stock for $3.00, expiring two years from the date of the closing. At any time following the completion of an IPO of its securities, the Company may, under certain circumstances, including, but not limited to, having an effective registration statement covering the resale of the common stock underlying the warrants, redeem the warrants at a price of $.01 per warrant on not less than 20 days written notice if the last sale price of the common stock has averaged at least $4.50 per share for the 20 consecutive trading days ending at least five days prior to the date on which notice is given. of the amount raised, $75,000 represented payments from a Director of the Company for 37,500 units of the Company's private placement.

      In May 1997, in connection with the private placement discussed above, the Company issued warrants to the placement agent to purchase 7,500 units consisting of one share of common stock for $2.25 per share, with an attached warrant to purchase an additional share of common stock at $3.00 per share expiring in June 2000. The placement agent is entitled to piggyback registration rights with regards to the underlying common shares under the warrant agreement. The Company allocated the net proceeds from the sale of the units to the common stock and to the warrants issued.

      In November 1997, the Company completed an additional private placement of stock and received proceeds of $1,117,000 for 558,500 units, consisting of one share of the Company's common stock and one warrant to purchase an additional share of common stock for $3.00, under the same terms as the warrants issued in the May 1997 private placement. of this amount, $85,000 was received from certain family members of existing shareholders of the Company for 42,500 units.

      In connection with the second private placement, the Company's Chief Executive Officer converted indebtedness of $142,000 from the Company into a subscription of 71,000 units.

      The Company recorded the proceeds from both private placements that occurred during 1997, net of approximately $79,000 in issuance expenses.

      In 1998, the Company sold 258,000 shares of common stock at $2.00 per share for total proceeds of $516,000. The Company completed two additional private placements of common stock subsequent to December 31, 1998 (Note 9).

      In the opinion of management, all warrants have been issued with an exercise price that is equal or above the fair market value of the Company's Common Stock on the date of grant.

Stock Options

      In order to retain and attract qualified personnel necessary for the success of the Company, the Company adopted a Stock Option Plan (the "1998 Stock Option Plan") covering up to 400,000 of the Company's common shares, pursuant to which officers, directors, key employees and consultants to the Company are eligible to receive incentive stock options and nonqualified stock options. The Compensation Committee of the Board of Directors administers the 1998 Stock Option Plan and determines the terms and conditions of options granted, including the exercise price. The 1998 Stock Option Plan provides that all stock options will expire within ten years of the date of grant. Incentive stock options granted under the 1998 Stock Option Plan must be granted at an exercise price that is not less than the fair market value per share at the date of grant and the exercise price must not be less than 110% of the fair market value per share at the date of grant for grants to persons owning more than 10% of the voting stock of the Company. The 1998 Stock Option Plan also entitles nonemployee directors to receive grants of non-qualified stock options as approved by the Board of Directors.

      Pursuant to the 1998 Stock Option Plan, the Company had granted in 1997, 50,000 stock options to each of three members of the Board of Directors, of which all are exercisable at $3.00 per share and all expire within 5 years from the date of grant. One of the directors had declined to stand for re-election to the Board. In connection with this decision in 1999, the Company extended the date of expiration of the former director's stock options until August 15, 2000. The Company did not record a charge for the adjustment to the terms of the stock options, as the amount was immaterial.

      In August 1999, the Company adopted the 1999 Stock Option Plan (Note 10).

      Had compensation for the 1998 and 1999 Stock Option Plans been determined consistent with the provisions of SFAS No.123, the effect on the Company's net loss and basic and diluted loss per share would have been changed to the following pro forma amounts:

                                                                                       Nine Months  Nine Months
                                                                                          Ended        Ended
                                                          Year Ended     Year Ended   September 30, September 30,
                                                         December 31,    December 31,     1998          1999
                                                             1997           1998       (unaudited)  (unaudited)
                                                         ------------   ------------  ------------  -----------
Net loss, as reported ...............................    $(1,604,296)   $(1,503,814)   $(785,767)   $(1,249,458)
Net loss, pro forma .................................     (1,665,496)    (1,537,814)    (786,767)    (1,345,658)
Basic and diluted loss per share, as reported .......          (0.46)         (0.36)       (0.19)         (0.26)
Basic and diluted loss per share, pro forma .........          (0.48)         (0.37)       (0.19)         (0.29)

      Stock option activity under the 1998 and 1999 Stock Option Plans during the periods indicated is as follows:

                                                                     Weighted
                                                      Options         Average
                                                       Granted    Exercise Price
                                                      --------    --------------
Options outstanding at January 1, 1997 .............        --         $   --
  Granted ..........................................   180,000           3.00
  Canceled .........................................        --             --
                                                       -------       --------
Outstanding at December 31, 1997 ...................   180,000           3.00
  Granted ..........................................   100,000           3.00
  Canceled .........................................        --             --
                                                       -------       --------
Outstanding at December 31, 1998 ...................   280,000           3.00
  Granted ..........................................   430,000           3.23
  Canceled .........................................        --             --
                                                       -------       --------
Outstanding at September 30, 1999 (unaudited) ......   710,000       $   3.10
                                                       =======       ========

      The fair market value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model based upon expected option lives of 5 years; risk free interest rate of 5.00%; expected volatility of 0% and a dividend yield of 0%.

      The weighted-average remaining life of the options outstanding at December 31, 1998 and September 30, 1999 is 3.82 years and 4.66 years (unaudited), respectively, and the weighted-average fair value of the options outstanding at December 31, 1998 and September 30, 1999 is $0.34 and $0.34 (unaudited), respectively.

      On November 1, 1997, the Company entered into a one-year consulting agreement with a member of the Board of Directors, who is not an employee, the compensation for which was the issuance of options to purchase 50,000 shares of Common Stock at $3.00 per share. The Company determined the value of the options to be immaterial under the Black-Scholes Option Pricing Model.

      In the opinion of management, all stock options have been issued with an exercise price that is equal or above the fair market value of the Company's Common Stock on the date of grant.

9. COMMITMENTS AND CONTINGENCIES

Operating Leases

      The Company has entered into various leases for office equipment and office space expiring through October 2000. Future minimum lease payments under these lease agreements are as follows:

      Year ending December 31:

            1999 ...............................................    $ 74,280
            2000 ...............................................      77,251
                                                                    --------
                                                                    $151,531
                                                                    ========
Capital Lease Obligations

      The Company leases computer equipment under several capital leases expiring in 2000. The asset and liability are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets.

      Future minimum payments under the lease agreements are as follows:

      Year ending December 31:

            1999 .................................................    $ 8,941
            2000 .................................................      7,620
                                                                      -------
               Total minimum lease payments ......................     16,561
            Less -- Amount representing interest .................      1,560
                                                                      -------
               Present value of net minimum lease payments .......    $15,001
                                                                      =======
Royalty Agreements

      In January 1996, the Company entered into an agreement with a third party. The agreement states that if the Company has sales exceeding $500,000 to certain customers as specified within the agreement, the Company must pay between 2 to 4% of gross revenues as a royalty to the third party. In addition, if the Company is sold to a prospective purchaser, as defined, the third party will receive a fee ranging from 4 to 5% of the purchase price. The fee will be determined based upon such purchase price. As each of the aforementioned events had not occurred, no royalties were due as of December 31, 1998. The Company settled this agreement subsequent to December 31, 1998 (Note 10).

      During 1997, the third party filed a lawsuit against the Company in the New York State Supreme Court in Suffolk County, claiming that the Company had breached the agreement entered into in January 1996 by failing to pay the third party certain fees and/or royalties to which the third party believes he was entitled in connection with sales of products of the Company to certain designated parties.

      The Company stipulated with the third party the dismissal of the action subsequent to December 31, 1998 (Note 10).

      The Company previously entered into an royalty agreement with the President of the Company during 1996 to license certain software. The agreement stipulated, among other provisions, that the President would receive royalties equal to a percentage of the Company's gross sales. As of December 31, 1998, no amounts have been earned under this agreement. This agreement was terminated in May 1999 and superceded by a new agreement. (Note 10).

Employment Agreement

      On July 1, 1996, the Company entered into a one-year employment contract with its Chairman and Chief Executive Officer. Each party has agreed to defer the payment until such time as the Company has significant sales of its product. Under the terms of the agreement, the Company had extended the employment agreement one-month for each month of salary not paid. As of December 31, 1998, no amounts had been paid to the Chairman and Chief Executive Officer. The agreement was replaced with a new employment agreement in January 1999 (Note 10).

Supplier Agreement

      In December 1996, the Company signed an exclusive supplier agreement with Hazeltine Corporation ("Hazeltine"). The agreement specifies that the Company would make total payments of $499,563 for the design and production of one hundred pre-production prototypes. In addition, Hazeltine agreed to manufacture ID-Check products, for a price determined by the terms of the agreement, for an initial term of five years from the end of the calendar year in which Hazeltine's sales of ID-Check products to the Company first achieve a rate of not less than 100,000 units per year. The Company terminated said agreement subsequent to December 31, 1998 (Note 10).

10. SUBSEQUENT EVENTS

Employment Agreements

      On January 1, 1999, the Company entered into three-year employment contracts with both its Chairman and Chief Executive Officer and its President. Each of the agreements provides for a base salary of $225,000 and the payment of a bonus if the Company's sales exceed $2,000,000 in the previous year. The bonus will be in the amount of $50,000 plus 1% of the amount of sales in excess of $2,000,000 in each year. In addition, for each fiscal year ending during the term of the employment agreements, the Company will grant to each of the executives an option to purchase the greater of 25,000 shares of our common stock at fair market value on the date of grant or 10,000 shares of our common stock at fair market value on the date of grant for each full $250,000 by which pre-tax profits for each year exceeds pre-tax profits for the prior fiscal year. However, the Company is not required to grant options to purchase more than 150,000 shares of our common stock with respect to any one fiscal year.

      In July 1999, the Company entered into a two-year employment agreement with its new Chief Financial Officer, which became effective on September 7, 1999. The agreement provides for a base salary of $125,000. In addition, the Company granted the Chief Financial Officer an option to purchase 50,000 shares of common stock, of which 10,000 options are immediately exercisable at $5.00 per share, 20,000 options are exercisable on September 7, 2000 at the initial public offering price and 20,000 options become exercisable at the initial public offering price when all external accounting functions, except for year-end audit, are being performed internally.

Private Placements of Common Stock

      In January 1999, the Company completed a private placement of stock, which originally commenced in 1998. During January 1999, the Company sold 15,000 units, consisting of one share of the Company's common stock and one warrant to purchase an additional share of common stock at $3.00, expiring two years from the date of closing. The Company received total proceeds of $30,000 in January 1999. The Company allocated the net proceeds from the sale of the units to the common stock and to the warrant.

      In March 1999, the Company commenced an additional private placement and sold 259,600 units, consisting of one share of common stock and one warrant to purchase an additional share of common stock at $3.00, expiring two years from the date of closing. The Company received total proceeds of $489,200 prior to June 30, 1999 and the remaining balance of $30,000 in August 1999. The Company allocated the net proceeds from the sale of the units to the common stock and to the warrant.

      In the opinion of management, all of the above warrants have been issued with an exercise price that is equal or above the fair market value of the Company's Common Stock on the date of grant.

Warrants

      In February 1999, the Company extended the expiration dates for the warrants issued on May 26, 1997 and November 30, 1997 until June 30, 2000. The Company did not record a charge for the adjustment to the terms of the warrants, as the amount was immaterial.

      In March 1999, the Company issued warrants to GunnAllen Financial, Inc. to purchase 50,000 shares of common stock at an exercise price of $3.00 per share expiring March 24, 2002. The warrants were issued in connection with a consulting service agreement and in the opinion of management have been issued with an exercise price that is equal or above the fair market value of the Company's Common Stock on the date of grant. The Company did not record a charge for the issuance to the terms of the warrants, as the amount was immaterial. In the opinion of management, the exercise price of the warrant was equal or above the fair market value of the Company's Common Stock on the date of the grant.

      In April 1999, the Company adjusted the exercise price of a warrant to purchase common stock of the Company issued to the Foundation, in a previous common stock private placement, from $3.00 to $2.00. The adjustment was contingent upon the Foundation exercising the warrants within thirty days of the adjustment. The Company did not record a charge for the adjustment to the terms of the warrants, as the amount was immaterial as the exercise price of the warrant was equal or above the fair market value of the Company's Common Stock on the date of the adjustment. The Foundation exercised this warrant in May 1999 at the adjusted exercise price and the Company received total proceeds of $200,000. In addition, the Foundation received a new warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $3.00 per share expiring in May 2001. In the opinion of management, the new warrant has been issued with an exercise price that is equal or above the fair market value of the Company's Common Stock on the date of grant.

Repayment of Note Payable

      In connection with an agreement executed in May 1999, which superceded a prior license agreement, the Company repaid an outstanding loan of $98,151 and accrued interest of $41,724 to the President of the Company. The Company paid $1.00 in cash and issued 69,937 units, consisting of one share of the Company's common stock and one warrant to purchase an additional share of common stock at $3.00, expiring in May 2001. The units were valued at $2.00 per unit, with the value primarily allocated to the share of common stock. In addition, under the agreement, the Company is licensing certain software from the President and has agreed to pay the executive royalties equal to .005% on gross sales from $2,000,000 to $52,000,000 and .0025% on gross sales in excess of $52,000,000.

Conversion of Deferred Salary

      In May 1999, the Chairman and Chief Executive Officer converted $150,000 in deferred salary into 75,000 units, consisting of one share of the Company's common stock and one warrant to purchase an additional share of common stock at $3.00, expiring in May 2001. In addition, the Company's President converted $10,126 in deferred salary into 5,063 units, consisting of one share of the Company's common stock and one warrant to purchase an additional share of common stock at $3.00, expiring in May 2001.

      In June 1999, the Chairman and Chief Executive officer converted approximately $380,000 in deferred salary and interest into 375,000 options to purchase a share of common stock at $3.00, expiring in June 2004. In addition, the Company's President converted approximately $210,000 in deferred salary and interest into 207,000 options to purchase a share of common stock at $3.00, expiring in June 2004. Furthermore, the Company's former President converted approximately $110,000 in deferred salary and interest into 110,000 options to purchase a share of common stock at $3.00, expiring in June 2004.

Settlement Agreements

      In connection with an outstanding lawsuit, the Company stipulated with the plaintiff to the dismissal of the action, which had been pending since January 1997 in the New York State Supreme Court, Suffolk County, on February 22, 1999. In exchange for the plaintiff's dismissal of his claims against the Company and execution of a release of all claims against the Company, the Company has agreed to dismiss its counterclaim against the plaintiff and execute a reciprocal release for him. The settlement does not provide for any repayment from the Company to the plaintiff or from the plaintiff to the Company.

      In May 1999, the Company and the third party agreed to terminate the royalty agreement pursuant to a Settlement Agreement. Under the Settlement Agreement, the Company issued 10,000 shares of common stock, valued at $2.00 per share with piggyback registration rights, to the third party in exchange for the termination of the royalty agreement. The Company recorded a charge of $20,000 in the accompanying statement of operations for the six months ended June 30, 1999 (unaudited). The Company has no further liability to the third party.

      In June 1999, the Company and Hazeltine (succeeded by Marconi Aerospace Systems, Inc.) entered into an agreement to terminate the Exclusive Supplier Agreement. Under the terms of the termination agreement, Hazeltine will return all units of the Company's ID-Check in its possession as well as all samples, designs, drawings, software, molds and any other item related to the ID-Check. The Company issued 75,000 shares of common stock to Hazeltine in order to satisfy outstanding payables of approximately $220,000 due Hazeltine, which was included in accounts payable in the accompanying December 31, 1998 balance sheet.

Common Stock Issued for Services

      In June 1999, the Company issued 9,000 shares of common stock to a third party for professional services rendered on behalf of the Company. The shares were valued at $4.00 per share, and accordingly, the Company recorded a charge of $36,000 in the accompanying statement of operations for the nine months ended September 30, 1999 (unaudited).

Supplier Agreement

      In June 1999, the Company entered into a new supplier agreement with Welch Allyn, Inc., and the Company immediately executed its first order with Welch Allyn, Inc., for the purchase of 525 units of its newly designed product.

Conversion of Preferred Stock

      In July 1999, the Foundation converted 250,000 shares of Series A Convertible Preferred Stock into 250,000 shares of common stock.

Secured Promissory Notes

      In August and September 1999, the Company placed $1,200,000 of secured promissory notes with interest at 10% for net proceeds of $1,050,000. The notes have warrants attached to purchase 2,500 shares of common stock for each principal amount of $50,000, at $3.00 per share. The warrants expire in August 2002 and can be redeemed by the Company at $.01 per warrant at any time the Company's common stock has an average market price of $6.00 per share for a period of twenty consecutive trading days. The fair value of the warrants was deemed to be immaterial. The notes mature at the earlier of July 31, 2000 or the date at which the Company receives gross proceeds from a public offering of its securities of at least $6,000,000.

1999 Stock Option Plan

      In August 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Stock Option Plan") covering up to 1,000,000 of the Company's common shares, pursuant to which officers, directors, key employees and consultants to the Company are eligible to receive incentive stock options and nonqualified stock options. The Compensation Committee of the Board of Directors administers the 1999 Stock Option Plan and determines the terms and conditions of options granted, including the exercise price. The 1999 Stock Option Plan provides that all stock options will expire within ten years of the date of grant. Incentive stock options granted under the 1999 Stock Option Plan must be granted at an exercise price that is not less than the fair market value per share at the date of grant and the exercise price must not be less than 110% of the fair market value per share at the date of grant for grants to persons owning more than 10% of the voting stock of the Company. The 1999 Stock Option Plan also entitles nonemployee directors to receive grants of non-qualified stock options as approved by the Board of Directors.

Initial Public Offering

      The Company has entered into a letter of intent for an initial public offering of its common stock. The offering contemplates the sale of 1,000,000 shares of common stock at an offering price of $7.00 per share before underwriting commissions and offering expenses.

================================================================================

      We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary .......................................................     3
Risk Factors .............................................................     5
Forward-Looking Statements ...............................................     6
Use of Proceeds ..........................................................     7
Dilution .................................................................     8
Dividends ................................................................     8
Capitalization ...........................................................     9
Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations ..................................................    10
Business .................................................................    14
Management ...............................................................    23
Principal and Selling Stockholders .......................................    29
Certain Transactions .....................................................    30
Description of Securities ................................................    31
Shares Eligible for Future Sale ..........................................    32
Underwriting .............................................................    33
Legal Matters ............................................................    35
Experts ..................................................................    35
Additional Information ...................................................    35
Index to the Company's
  Financial Statements ...................................................   F-1


                                   ----------

      Until , 1999, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================



================================================================================

                                1,000,000 SHARES


                          [LOGO] INTELLI-CHECK(R), INC.


                                  Common Stock


                                   ----------

                                   Prospectus

                                   ----------


                                    GunnAllen
                                    Financial


                              Starr Securities,Inc.
                                     [LOGO]


                                              , 1999

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Intelli-Check's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. Intelli-Check's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than the underwriting discount and the underwriters' non-accountable expense allowance, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the American Stock Exchange filing fees.

                                                                        Amount
                                                                      ---------
     SEC registration fee........................................     $  2,500
     NASD filing fee.............................................        1,500
     American Stock Exchange listing fee.........................       42,500
     Blue sky fees and expenses (including legal fees)...........       10,000
     Transfer agent fees.........................................        5,000
     Printing....................................................       75,000
     Legal fees and expenses.....................................      150,000
     Accounting fees and expenses................................      100,000
     Miscellaneous...............................................       50,000
                                                                       --------
          Total                                                       $436,500
                                                                      ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


      In the past three years, the Company made the following sales of unregistered securities pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the Securities Act). In each case, the Company made an independent determination that the investor was "sophisticated", within the meaning of the securities laws, and the Company believes that each of these investors had, or was likely to have had, access to information about the Company as would ordinarily be disclosed in a registration statement.


      In September 1996, we sold a total of 87,500 shares of our common stock for $175,000. Paul Cohen and Eric Cohen, the father and brother of our co-founder, Todd Cohen, purchased 62,500 shares and 15,000 shares, respectively. Gregg Messina, the brother of our co-founder, Kevin Messina, purchased 10,000 shares. In connection with the issuance, (i) each shareholder represented to the Company that, by virtue of his investment acumen, business experience or independent financial and tax advice, he had the capability of evaluating the risks and merits in investing in the shares, (ii) each shareholder represented that the shares acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. The shareholders further represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Each shareholder had adequate access to sufficient information about the Company to make an informed investment decision.

The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In October 1996, we issued a total of 41,385 shares of our common stock to satisfy loans in the aggregate amount of $82,770. Paul Cohen, the father of our co-founder, Todd Cohen, accepted 28,885 shares in repayment of $57,770 of indebtedness and William Glasgow, who has been, since September 1996, director of corporate accounts of the Company, accepted 12,500 shares in repayment of $25,000 of indebtedness. Also in October 1996, we issued a total of 22,500 shares of our common stock in repayment of $45,000 owed to our former attorneys, Post & Heymann LLP. In connection with the issuance, (i) each shareholder represented to the Company that, by virtue of his investment acumen, business experience or independent financial and tax advice, he had the capability of evaluating the risks and merits in investing in the shares, (ii) each shareholder represented that the shares acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the registrant did not engage in any general solicitation or advertisement for the issuance. The shareholders further represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Each shareholder had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In December 1996 and January 1997, Frank Mandelbaum, our chief executive officer, made loans totalling $142,000 with interest at 10% with maturity in 90 days. He subsequently extended the notes on several occasions. In November 1997, as part of the private placement discussed below, we issued to Mr. Mandelbaum 71,000 shares of our common stock and warrants to purchase 71,000 shares of our common stock at an exercise price of $3.00 per share in exchange for Mr. Mandelbaum's forgiveness of his loan to us of $142,000. Mr. Mandelbaum is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act. The securities issued to Mr. Mandelbaum contain a legend stating that the securities acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom. As the chief executive officer, Mr. Mandelbaum had adequate access to sufficient information about the Company to make an informed investment decision. The Company did not engage in any general solicitation or advertisement for the issuance. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In January 1997, we entered into a Note Purchase Agreement with the New York State Science and Technology Foundation pursuant to which we issued a Convertible Promissory Note in the amount of $250,000. The Foundation also agreed to invest an additional $250,000 through the purchase of 125,000 shares of Series A convertible preferred stock based upon our raising a certain amount of additional capital. The note bore interest at 8% per annum. In January 1998, we exercised our right to redeem the convertible promissory note held by the Foundation for 125,000 shares of Series A convertible preferred stock. In addition, the Foundation purchased an additional 125,000 shares of Series A convertible preferred stock for $250,000. In July 1999, the Foundation exercised its conversion rights and received 250,000 shares of common stock in exchange for its preferred stock. The New York State Science and Technology Foundation subscribed to 100,000 units for $200,000 in the private placement of September 1998, discussed below, which units consisted of one share of common stock and one warrant to acquire an additional share at $3.00 per share. In April 1999, we adjusted the exercise price of warrants issued to the Foundation from $3.00 to $2.00 if exercised within 30 days of the adjustment. In May 1999, the Foundation exercised such warrant and we issued 100,000 shares of our common stock and a new warrant to purchase 100,000 shares of our common stock at an exercise price of $3.00, which expires in May 2001. In connection with the issuance of securities to the New York State Science and Technology Foundation, (i) the Foundation represented to the Company that it and/or its officers or employees were experienced in evaluating and investing in newly-organized, high-technology companies such as the Company, (ii) the Foundation represented that the shares acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. Appropriate legends were affixed to the stock certificates issued in such transactions. The Foundation had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In February 1997, we issued 12,000 shares of our common stock to Blanchfield King Kober, our former accountants, in payment of accounting fees totaling $24,000. In June 1999, we issued an additional 9,000 shares of our common stock to Blanchfield King Kober in payment of accounting fees totalling $36,000. The Company believes that these accountants have such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the investment. The shares issued to the shareholders contain a legend stating that the shares acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom. Because of their relationship with the Company, the shareholders had adequate access to sufficient information about the Company to make an informed investment decision. The Company did not engage in any general solicitation or advertisement for the issuance. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In May 1997 and June 1997, we sold 315,000 units to 8 purchasers, which units consisted of one share of common stock and one warrant to acquire an additional share at $3.00 per share originally set to expire in June 1999 in a private placement with respect to which Jesup & Lamont Securities Corp. acted as placement agent. The placement agent received a commission of $45,500 and a non-accountable expense allowance of $20,000 in connection with the private placement. Net proceeds to us were $550,849. Of the amount raised, $75,000 represented payment from one of our directors for 37,500 units. Our company also issued to the placement agent non-redeemable warrants to purchase 7,500 units for $2.25 per unit, which includes one share of common stock and an attached warrant to purchase an additional share of common stock at $3.00 per share. In connection with the issuance, (i) each shareholder represented to the Company that he was either an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act, and/or that he and such other persons as he found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto,
(ii) each shareholder represented that the securities acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. The shareholders further represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates and warrants issued in such transactions. Each shareholder had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In November 1997, we sold in a private placement a total of 558,500 units to 15 purchasers, which units consisted of one share of common stock and one warrant to acquire an additional share at $3.00 per share originally set to expire in November 1999. Our company received net proceeds of $1,117,000 from this offering. In connection with the issuance, (i) each shareholder represented to the Company that he was either an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act, and/or that he and such other persons as he found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto, (ii) each shareholder represented that the securities acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. The shareholders further represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates and warrants issued in such transactions. Each shareholder had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In July 1998, we commenced a private placement of 500,000 units at $6.00 per unit. These units consisted of two shares of common stock at $3.00 per share and one warrant to acquire an additional share at $5.00 per share expiring two years from the date of the closing. In connection with this offering, the Company sold

31,000 units and received proceeds of $186,000. Due to market conditions prevailing at that time for raising capital, we rescinded the offering and all the subscribers agreed to re-subscribe under the terms of the September 1998 offering.

      In September 1998, we commenced a private placement of 1,000,000 units at $2.00 per unit. These units consisted of one share of common stock and one warrant to acquire an additional share at $3.00 per share. The offering was extended to January 17, 1999. We sold 273,000 units to 4 purchasers and received $546,000 as a result of the offering, of which $30,000 was received in January 1999. In connection with the issuance, (i) each shareholder represented to the Company that he was either an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act, and/or that he and such other persons as he found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto, (ii) each shareholder represented that the securities acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. The shareholders further represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates and warrants issued in such transactions. Each shareholder had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In February 1999, we extended the expiration date for the warrants issued in May 1997, June 1997 and November 1997 until June 30, 2000.

      In March 1999, we commenced a private placement and sold 259,600 units to 17 purchasers at $2.00 per unit. These units consisted of one share of common stock and one warrant to acquire an additional share at $3.00 per share. We received $489,200 as a result of the offering prior to June 30, 1999 and $30,000 in August, 1999. In connection with the issuance, (i) each shareholder represented to the Company that he was either an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act, and/or that he and such other persons as he found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto, (ii) each shareholder represented that the securities acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. The shareholders further represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates and warrants issued in such transactions. Each shareholder had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In March 1999, we issued warrants to GunnAllen Financial, Inc. to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share expiring March 24, 2002. These warrants were issued in payment of the fee under a consulting agreement. The Company believes that this broker dealer had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment. The Company did not engage in any general solicitation or advertisement for the issuance. GunnAllen had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In May 1999, we issued 10,000 shares of our common stock to Allan Binder in exchange for the termination of a royalty agreement. Mr. Binder is an attorney and served as a consultant to the Company. Because of his relationship with the Company, Mr. Binder had adequate access to sufficient information about the Company to make an informed investment decision. The Company believes that Mr. Binder had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment. The shares issued to Mr. Binder contain a legend stating that the shares acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom. The

Company did not engage in any general solicitation or advertisement for the issuance. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In May 1999, we issued to Frank Mandelbaum, our chief executive officer, 75,000 shares of our common stock and warrants to purchase 75,000 shares at an exercise price of $3.00 per share and we issued to Kevin Messina, our president, 5,063 shares of our common stock and warrants to purchase 5,063 shares at an exercise price of $3.00 per share. These issuances reduced Mr. Mandelbaum's deferred compensation by $150,000 and Mr. Messina's deferred compensation by $10,126. In addition, we issued to Mr. Messina 69,937 shares of our common stock and warrants to purchase 69,937 shares of our common stock at an exercise price of $3.00 per share in exchange for the termination of Mr. Messina's reversion rights for certain software. In June 1999, all remaining deferred compensation and interest due to Mr. Mandelbaum, Mr. Messina and Todd Cohen, our co-founder, was eliminated by the issuance of options to purchase 375,000, 207,000 and 110,000 shares of our common stock. Mr. Mandelbaum's deferred compensation was reduced by approximately $380,000, Mr. Messina's deferred compensation was reduced by approximately $210,000 and Mr. Cohen's deferred compensation was reduced by approximately $110,000. Mr. Mandelbaum is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act. In addition, the Company believes that each of these members of senior management had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the investment. The securities issued to the shareholders contain a legend stating that the warrants, options and underlying shares cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom. As members of senior management, Messrs. Mandelbaum, Messina and Cohen had adequate access to sufficient information about the Company to make an informed investment decision. The Company did not engage in any general solicitation or advertisement for the issuance. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In June 1999, we agreed to terminate the supplier agreement we had with Marconi Aerospace Systems, Inc., formerly Hazeltine, for which we issued 75,000 shares of our common stock to Marconi in payment of outstanding invoices totalling $220,000, and we received all units of ID-Check which had been manufactured, all samples, designs, drawings, software, molds and any other item related to ID-Check. In connection with the issuance, (i) the shareholder represented to the Company that it was an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act, and that it had sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto, (ii) the shareholder represented that the securities acquired cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. The shareholder further represented its intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transaction. The shareholder had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

      In August and September 1999 we sold to 27 investors $1,200,000 of secured promissory notes with interest at 10%. These notes have warrants attached to purchase 2,500 shares for each principal amount of $50,000 at $3.00 per share, which expire in August 2002 and can be redeemed by us at $.01 per warrant at any time that our stock has a public market price of $6.00 per share for 20 consecutive days. The notes mature on the sooner of July 31, 2000 or the date that we receive gross proceeds from a public offering of our securities of $6,000,000. In connection with the issuance, (i) each noteholder represented to the Company that he was either an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act, and/or that he and such other persons as he found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto, (ii) each noteholder represented that the notes, warrants and underlying shares cannot be sold without registration under the Securities Act, except in reliance upon an exemption therefrom and (iii) the Company did not engage in any general solicitation or advertisement for the issuance. The noteholders further represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the notes and warrants issued in such transactions. Each noteholder had adequate access to sufficient information about the Company to make an informed investment decision. The issuance and sale of these securities were made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving any public offering.

ITEM 27. EXHIBITS

Number      Description
-------     ----------
   1        Form of Underwriting Agreement*

   3.1      Certificate of Incorporation of the Company*

   3.2      By-laws of the Company*


   4.1      Specimen Stock Certificate*


   4.2      Form of Underwriters' Warrant Agreement*


   5        Opinion of Milberg Weiss Bershad Hynes & Lerach LLP*


  10.1      1998 Stock Option Plan*

  10.2 Employment Agreement between Frank Mandelbaum and the Company, dated as of January 1, 1999*

  10.3 Employment Agreement between Kevin Messina and the Company, dated as of January 1, 1999*

  10.4 Employment Agreement between Edwin Winiarz and the Company, dated as of July 21, 1999*

  10.5 Agreement of Lease between the Company and The Huntington Atrium, dated as of October 25, 1996*

  10.6 1999 Stock Option Plan* 10.7 Development and Supply Agreement between the Company and Welch Allyn Data Collection Inc., dated July 9, 1999**

  10.8 Agreement between the Company and Northern Leasing Systems Inc., dated as of August 13, 1999*


  10.9 Employment Agreement between the Company and W. Robert Holloway, dated October 25, 1999*

  10.10 Agreement between the Company and Kevin Messina, individually and d/b/a K.M. Software Development, dated as of May 3, 1999*


  10.11 Memorandum of Understanding between AAMVAnet, Inc. and Intelli-Check, Inc. effective November 15, 1999.***



  21        List of Subsidiaries*

  23(1)     Consent of Milberg Weiss Bershad Hynes & Lerach LLP (included in
            Exhibit 5)

  23(2)     Consent of Arthur Andersen LLP***

  24        Power of Attorney*


  27        Financial Data Schedule*


----------
  *  Previously filed.
 ** Previously filed in redacted form pursuant to Rule 406 under the Securities Act. Previously filed separately in unredacted form subject to a request for confidential treatment under Rule 406.
***  Filed herewith.

ITEM 28. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) That it will file, during any period in which in offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) That for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offer.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) To provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 15, 1999.


                                   INTELLI-CHECK, INC.

                                   By  /S/ FRANK MANDELBAUM

                                       ---------------------------------------
                                       Frank Mandelbaum, Chairman
                                       and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below:

Dated: November 15, 1999                /S/ FRANK MANDELBAUM
                                        ---------------------------------------

                                        Frank Mandelbaum, Chairman, Chief
                                        Executive Officer and Director


Dated: November 15, 1999                /S/ *
                                        ---------------------------------------
                                        Kevin Messina, President, Chief
                                        Technology Officer and Director

Dated: November 15, 1999                /S/ *
                                        ---------------------------------------
                                        Edwin Winiarz, Executive Vice President,
                                        Treasurer, Chief Financial Officer and
                                        Director

Dated: November 15, 1999                *
                                        ---------------------------------------
                                        Paul Cohen, Director

Dated: November 15, 1999
                                        ---------------------------------------
                                        Anthony Broderick, Director

Dated: November 15, 1999                ----------------------------------------
                                        Evelyn Berezin, Director

Dated: November 15, 1999                *
                                        ---------------------------------------
                                        Charles McQuinn, Director

*By: /s/ Frank Mandelbaum
--------------------------
      Frank Mandelbaum
      Attorney-in-fact